                                                                   EXHIBIT 10.1C
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                                CREDIT AGREEMENT


                            dated as of May 5, 2000,


                                  by and among

                              STEEL DYNAMICS, INC.,
                                  as Borrower,

                  the Lenders parties hereto from time to time,

                               MELLON BANK, N.A.,
                       as Agent for the Lenders hereunder,

                                       and

              KREDITANSTALT FUR WIEDERAUFBAU and MELLON BANK, N.A.,
                                  as Arrangers








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




                                TABLE OF CONTENTS


ARTICLE I - DEFINITIONS; CONSTRUCTION; ACCOUNTING PRINCIPLES ..............................  1
     1.01. Certain Definitions.............................................................  1
     1.02. Construction.................................................................... 17
     1.03. Accounting Principles........................................................... 17

ARTICLE II - THE CREDITS .................................................................. 18
     2.01. Standby Loans................................................................... 18
     2.02. Commitment Fee; Reduction of the Unborrowed
             Committed Amounts............................................................. 18
     2.03. Extension of Commitment Period End Date......................................... 19
     2.04. Annual Facility Fee............................................................. 20
     2.05. Making of Loans................................................................. 20
     2.06. Interest Rates.................................................................. 21
     2.07. Renewal of Funding Periods...................................................... 24
     2.08. Prepayments Generally........................................................... 24
     2.09. Optional Prepayments............................................................ 25
     2.10. Mandatory Prepayments........................................................... 25
     2.11. Interest Payment Dates.......................................................... 25
     2.12. Pro Rata Treatment; Payments Generally;
              Interest on Overdue Amounts.................................................. 25
     2.13. Additional Compensation in Certain
              Circumstances................................................................ 26
     2.14. Taxes........................................................................... 28
     2.15. Funding by Branch, Subsidiary or Affiliate...................................... 30

ARTICLE III - REPRESENTATIONS AND WARRANTIES .............................................. 31
     3.01. Corporate Status................................................................ 31
     3.02. Corporate Power and Authorization............................................... 31
     3.03. Execution and Binding Effect.................................................... 32
     3.04. Governmental Approvals and Filings.............................................. 32
     3.05. Absence of Conflicts............................................................ 32
     3.06. Projections......................................................................33
     3.07. Labor Matters....................................................................33
     3.08. Absence of Undisclosed Liabilities.............................................. 33
     3.09. Accurate and Complete Disclosure................................................ 34
     3.10. Commitments..................................................................... 34
     3.11. Solvency........................................................................ 34
     3.12. Margin Regulations.............................................................. 34
     3.13. Subsidiaries.................................................................... 34
     3.14. Partnerships, etc............................................................... 34
     3.15. Ownership and Control........................................................... 35
     3.16. Litigation...................................................................... 35

     3.17. Absence of Events of Default.................................................... 35
     3.18. Absence of Other Conflicts...................................................... 35
     3.19. Insurance....................................................................... 36
     3.20. Title to Property............................................................... 36
     3.21. Intellectual and Other Property................................................. 36
     3.22. Taxes........................................................................... 36
     3.23. Employee Benefits............................................................... 36
     3.24. Environmental Matters........................................................... 36
     3.25. Potential Conflicts of Interest................................................. 37

ARTICLE IV - CONDITIONS OF LENDING .........................................................37
     4.01. Conditions to Initial Loans..................................................... 37
     4.02. Conditions to All Loans......................................................... 39

ARTICLE V - AFFIRMATIVE COVENANTS ......................................................... 40
     5.01. Basic Reporting Requirements.................................................... 40
     5.02. Insurance....................................................................... 44
     5.03. Payment of Taxes and Other Potential
             Charges and Priority Claims................................................... 44
     5.04. Preservation of Corporate Status................................................ 45
     5.05. Governmental Approvals and Filings.............................................. 45
     5.06. Maintenance of Properties....................................................... 45
     5.07. Avoidance of Other Conflicts.................................................... 45
     5.08. Financial Accounting Practices.................................................. 46
     5.09. Use of Proceeds................................................................. 46
     5.10. Continuation of or Change in Business........................................... 46
     5.11. Consolidated Tax Return......................................................... 46
     5.12. Fiscal Year..................................................................... 46

ARTICLE VI - NEGATIVE COVENANTS ........................................................... 46
     6.01. Financial Covenants............................................................. 47
     6.02. Liens........................................................................... 47
     6.03. Indebtedness.................................................................... 48
     6.04. Guaranties, Indemnities, etc. .................................................. 49
     6.05. Loans, Advances and Investments................................................. 50
     6.06. Dividends and Related Distributions............................................. 51
     6.07. Sale-Leasebacks................................................................. 52
     6.08. Leases.......................................................................... 52
     6.09. Mergers, Acquisitions, etc...................................................... 52
     6.10. Dispositions of Properties...................................................... 53
     6.11. No Plans........................................................................ 53
     6.12. Dealings with Affiliates........................................................ 54
     6.13. Capital Expenditures............................................................ 55
     6.14. Limitations on Modification of Certain
             Agreements and Instruments.................................................... 55

     6.15. Limitation on Other Restrictions on Liens....................................... 55
     6.16. Limitation on Other Restrictions on
             Amendment of the Loan Documents, etc. ........................................ 56
     6.17. Maintenance of Business......................................................... 56
     6.18. Subsidiaries.................................................................... 56

ARTICLE VII - DEFAULTS..................................................................... 56
     7.01. Events of Default............................................................... 56
     7.02. Consequences of an Event of Default............................................. 59

ARTICLE VIII - THE AGENT................................................................... 60
     8.01. Appointment..................................................................... 60
     8.02. General Nature of Agent's Duties................................................ 60
     8.03. Exercise of Powers.............................................................. 61
     8.04. General Exculpatory Provisions.................................................. 61
     8.05. Administration by the Agent..................................................... 62
     8.06. Lender Not Relying on Agent or Other Lenders.................................... 63
     8.07. Indemnification................................................................. 63
     8.08. Agent in its Individual Capacity................................................ 64
     8.09. Holders of Notes................................................................ 64
     8.10. Successor Agent................................................................. 64
     8.11. Additional Agents............................................................... 64
     8.12. Calculations.................................................................... 65
     8.13. Funding by Agent................................................................ 65

ARTICLE IX - MISCELLANEOUS................................................................. 65
     9.01. Holidays........................................................................ 65
     9.02. Records......................................................................... 65
     9.03. Amendments and Waivers.......................................................... 66
     9.04. No Implied Waiver; Cumulative Remedies.......................................... 67
     9.05. Notices......................................................................... 67
     9.06. Expenses; Taxes; Indemnity...................................................... 67
     9.07. Severability.................................................................... 69
     9.08. Prior Understandings............................................................ 69
     9.09. Duration; Survival.............................................................. 69
     9.10. Counterparts.................................................................... 69
     9.11. Limitation on Payments.......................................................... 69
     9.12. Set-Off......................................................................... 70
     9.13. Sharing of Collections.......................................................... 70
     9.14. Successors and Assigns; Participations;
             Assignments................................................................... 71
     9.15. Confidentiality................................................................. 73
     9.16. Governing Law; Submission to
             Jurisdiction; Waiver of Jury Trial;
             Limitation of Liability....................................................... 74

Exhibits
        Exhibit A                           Form of Note
        Exhibit B                           Investments in Subsidiaries
        Exhibit C                           Form of Transfer Supplement
        Exhibit D                           Form of Annual Compliance
                                            Certificate
        Exhibit E                           Form of Quarterly Compliance
                                            Certificate
        Exhibit F                           Form of Subordination Agreement

Schedules

        Schedule 3.04        Governmental Approvals
        Schedule 3.05        Conflicts
        Schedule 3.09        Disclosure
        Schedule 3.10        Other Commitments
        Schedule 3.14        Partnerships, Etc.
        Schedule 3.15        Ownership and Control
        Schedule 3.16        Litigation
        Schedule 3.23        Employee Benefits
        Schedule 3.25        Conflicts of Interest
        Schedule 5.02        Insurance
        Schedule 6.02(f)     Liens
        Schedule 6.03        Development Package
        Schedule 6.04        Guaranty Equivalents
        Schedule 6.05        Loans and Investments
        Schedule 6.06        Certain Employee Stockholders
        Schedule 6.12        Contracts with Affiliates
        Schedule 6.14        Certain Restrictions
        Schedule 9.15        Confidential Information

                                CREDIT AGREEMENT



               THIS AGREEMENT, dated as of May 5, 2000, by and among STEEL DYNAMICS, INC., an Indiana corporation (the "Borrower"), the lenders parties hereto from time to time (the "Lenders", as defined further below), MELLON BANK, N.A., a national banking association, as agent for the Lenders hereunder (in such capacity, together with its successors in such capacity, the "Agent"), and Kreditanstalt fur Wiederaufbau and Mellon Bank, N.A., as arrangers (in such capacity, the "Arrangers").


                                    Recitals:

               WHEREAS, the Borrower wishes to borrow an aggregate amount of up to $50,000,000 and the Lenders are willing to extend credit to the Borrower to permit, on the terms and subject to the conditions herein contained, such borrowings;

               NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree that the Original Agreement is amended and restated in its entirety as follows:

                                    ARTICLE I
                DEFINITIONS; CONSTRUCTION; ACCOUNTING PRINCIPLES

               1.01. Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

               "Affected Lender" shall have the meaning set forth in Section 2.06(e) hereof.

               "Affiliate" of a Person (the "Specified Person") shall mean (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, (b) any director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person or of a Person who is an Affiliate of the Specified Person within the meaning of the preceding clause (a), and (c) for each individual who is an Affiliate of the Specified Person within the meaning of the foregoing clauses (a) or (b), any other individual related to such Affiliate by consanguinity within the third degree or in a step or adoptive relationship within such third degree or related by affinity with such Affiliate or any such individual. For purposes of the preceding sentence, "control" of a Person means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise and (b) in any case shall include direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 5% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 5% or more of any class of equity interest).

               "Applicable Margin" shall have the meaning set forth in Section 2.06(b) hereof.

               "Borrower Group" shall mean the group consisting of the Borrower and any of its consolidated Subsidiaries permitted hereunder.

               "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or of the State of New York or other day on which banking institutions generally are authorized or obligated to close in Pittsburgh, Pennsylvania or in New York, New York.

               "Capital Expenditures" of any Person shall mean, for any period, all expenditures (whether paid in cash or accrued as liabilities during such period) of such Person during such period which would be classified as capital expenditures for purposes of GAAP (including, without limitation, expenditures for maintenance and repairs which are capitalized, and Capitalized Leases to the extent an asset is recorded in connection therewith in accordance with GAAP).

               "Capitalized Lease" shall mean at any time any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and "Capitalized Lease Obligation" of any Person at any time shall mean the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease.

               "Cash Equivalent Investments" shall mean any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (a) obligations fully backed by the full faith and credit of the United States of America, or issued by an agency or instrumentality thereof, in each case maturing not in excess of nine months from the date of acquisition, (b) commercial paper maturing not in excess of nine months from the date of acquisition and rated "P-1" or "P-2" by Moody's Investors Service or "A-1" or "A-2" by Standard & Poor's Corporation on the date of acquisition, (c) the following obligations of any domestic commercial bank having capital and surplus in excess of $500,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (b) above: (i) time deposits, certificates of deposit and acceptances maturing not in excess of nine months from the date of acquisition, or (ii) repurchase obligations with a term of not more than seven days for underlying securities of the type referred to in clause
        (a) above, and (d) investments in mutual funds which do not make any material investments other than those described in clauses (a), (b) or
        (c) of this definition.

               "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

               "CERCLIS" shall mean the Comprehensive Environmental Response, Compensation and Liability Information System List, as the same may be amended from time to time.

               "Change of Control" shall mean that at any time any Person or group of Persons (as defined in the Securities Exchange Act of 1934, as amended) shall own more than 40% of the voting capital stock of the Borrower or more than 40% of the equity securities of the Borrower.

               "Closing Date" means May   , 2000.
                                        --

               "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

               "Commitment" shall have the meaning set forth in Section 2.01(a) hereof.

               "Commitment Fee" shall have the meaning set forth in Section 2.02(a) hereof.

               "Commitment Period End Date" shall have the meaning set forth in
        Section 2.01(a) hereof.

               "Commitment Percentage" for any Lender shall mean the Commitment Percentage for such Lender set forth below its name on the signature page hereof, subject to transfer to another Lender as provided in
        Section 9.14 hereof.

               "Contractual Obligations" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property (now owned or hereafter acquired) is bound.

               "Controlled Group Member" shall mean each trade or business (whether or not incorporated) which together with the Borrower is treated as a single employer under Sections 4001(a)(14) or 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

               "Corresponding Source of Funds" shall mean, in the case of any Funding Segment, the proceeds of hypothetical receipts by a Notional Euro-Rate Funding Office or by a Lender through a Notional Euro-Rate Funding Office of one or more Dollar deposits in the interbank eurodollar market at the beginning of the Euro-Rate Funding Period corresponding to such Funding Segment having maturities approximately equal to such Euro-Rate Funding Period and in an aggregate amount approximately equal to such Lender's Pro Rata share of such Funding Segment.

               "Cumulative Annual Change in Net Worth" at any time shall mean the sum of the increases (or decreases) in Tangible Net Worth of the Borrower Group for each fiscal year which has ended at the time in question and has ended after December 31, 1996.

               "Cumulative Net Income" shall mean for the period from July 1, 1997 until the end of the fiscal quarter completed most recently at the time of measurement, the consolidated net earnings (without deduction for losses incurred in any completed fiscal year or in any completed fiscal quarter in the then current fiscal year) after taxes of the Borrower Group; provided, that there shall be deducted therefrom (a) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made against income during such period, and (b) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower Group.

               "Designated Lender" shall have the meaning set forth in Section 2.14(f) hereof.

               "Designated Managers" shall mean Mark Millett, Richard Teets and such other senior management employee or employees of the Borrower, if any, as shall have been approved by the Required Lenders as a Designated Manager.

               "Development Package" shall mean the combination of grants and loans extended to the Borrower as described on Schedule 1.01A to the Existing Credit Agreement.

               "Dollar," "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

               "EBITDA" for any period, with respect to the Borrower Group, shall mean the sum of (a) Net Income for such period, (b) Interest Expense for such period, (c) charges against income for foreign, federal, state and local income taxes for such period, (d) extraordinary losses to the extent included in determining such Net Income, (e) depreciation expense for such period, and (f) amortization expense for such period, minus (g) extraordinary gains to the extent included in determining such Net Income, (h) interest income, and (i) capitalized losses (exclusive of capitalized interest), all as determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded from EBITDA any net positive or negative contribution that, absent such exclusion, would have been made thereto by IDI or any other Subsidiary which is subject to any material restriction on its ability to transfer, as a dividend, as a loan or otherwise, cash or assets to the Borrower, except that there shall not be so excluded (x) any positive contribution of any such Subsidiary equal to dividends actually paid by such Subsidiary to the Borrower during the applicable period and (y) any negative contribution of any such Subsidiary equal to the advances or capital contributions made during the applicable period to fund operating losses of such Subsidiary after preliminary acceptance of the principal operating property of such Subsidiary.

               "Employment Agreements" shall mean the employment agreements between each of certain executives on the one hand and the Borrower on the other.

               "Environmental Affiliate" shall mean, with respect to any Person, any other Person whose liability (contingent or otherwise) for any Environmental Claim such Person has retained, assumed or otherwise is liable for (by Law, agreement or otherwise).

               "Environmental Approvals" shall mean any Governmental Action pursuant to or required under any Environmental Law.

               "Environmental Claim" shall mean, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other Person (including but not limited to any Governmental Authority, citizens' group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or (c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Environmental Concern Materials at any location, whether or not owned by such Person.

               "Environmental Cleanup Site" shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

               "Environmental Concern Materials" shall mean (a) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Law (including but not limited to any "hazardous substance" as defined in CERCLA or any similar state Law), (b) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

               "Environmental Law" shall mean any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Environmental Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, "Environmental Law" shall also include any Environmental Approval and the terms and conditions thereof.

               "Equity Agreements" shall mean the Registration Agreement, dated June 30, 1994 among the Borrower and the other parties thereto, as amended from time to time in accordance with the terms thereof.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

               "Euro-Rate" shall have the meaning set forth in Section 2.06(a) hereof.

               "Euro-Rate Funding Period" shall have the meaning set forth in
        Section 2.06(c) hereof.

               "Euro-Rate Reserve Percentage" shall have the meaning set forth in Section 2.06(a) hereof.

               "Event of Default" shall mean any of the Events of Default described in Section 7.01 hereof.

               "Existing Credit Agreement" shall mean the Credit Agreement (Amended and Restated) dated as of June 30, 1994, as amended and restated as of June 30, 1997, and as amended by the First and Second Amendments thereto, by and among the Borrower, the lenders parties thereto from time to time, Mellon Bank, N.A., a national banking association, as Agent and Issuing Bank and the Senior Co-Agents named therein and Co-Agents (named therein).

               "Federal Funds Effective Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

               "Funding Breakage Date" shall have the meaning set forth in
        Section 2.13(b) hereof.

               "Funding Breakage Indemnity" shall have the meaning set forth in
        Section 2.13(b) hereof.

               "Funding Periods" shall have the meaning set forth in Section 2.06(c) hereof.

               "Funding Segment" of the Loans at any time shall mean the entire principal amount of the Loans to which at the time in question there is applicable a particular Funding Period beginning on a particular day and ending on a particular day. (By definition, the Loans shall at all times be composed of an integral number of discrete Funding Segments and the sum of the principal amounts of all Funding Segments at any time shall equal the aggregate principal amount of the Loans at such time.)

               "GAAP" shall have the meaning set forth in Section 1.03 hereof.

               "Governmental Action" shall have the meaning set forth in Section
        3.04 hereof.

               "Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or public or private mediator or arbitrator, in each case whether foreign or domestic.

               "Guaranty Equivalent": A Person (the "Deemed Guarantor") shall be deemed to be subject to a Guaranty Equivalent in respect of any indebtedness, obligation or liability (the "Assured Obligation") of another Person (the "Deemed Obligor") if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation. Without limitation, a Guaranty Equivalent shall be deemed to exist if a Deemed Guarantor agrees, becomes or remains liable (contingently or otherwise), directly or indirectly: (a) to purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) to make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition,
        (iii) to enable the Deemed Obligor to satisfy any Assured Obligation or to make any Stock Payment or any other payment, or (iv) to assure the holder of such Assured Obligation against loss, (c) to purchase or lease property or services from the Deemed Obligor regardless of the non-delivery of or failure to furnish such property or services, (d) in a transaction having the characteristics of a take-or-pay or throughput contract or as described in paragraph 6 of FASB Statement of Financial Accounting Standards No. 47, or (e) in respect of any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) of any Assured Obligation.

               "I&M Development Debt" shall mean the indebtedness in the original principal amount of $7,821,033 incurred by the Borrower as part of the Development Package to finance the Borrower's share of the cost of the electric transmission facilities constituting part of the Phase I Project.

               "IDI" shall mean Iron Dynamics, Inc., an Indiana corporation, all of the capital stock of which is owned by the Borrower.

               "IDI Credit Agreement" shall mean the Credit Agreement dated as of December 31, 1997, among IDI, the lenders party thereto and Mellon Bank,
N. A., as agent, as the same may be amended or modified from time to time.

               "Indebtedness" of a Person shall mean:

                      (a) All obligations on account of money borrowed by, or
               credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person;

                      (b) All obligations of such Person evidenced by bonds,
               debentures, notes or similar instruments;

                      (c) All obligations of such Person for the deferred
               purchase price of property or services;

                      (d) All obligations secured by a Lien on property owned by such Person (whether or not assumed); and all obligations of such Person under Capitalized Leases (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property);

                      (e) The face amount of all letters of credit issued for
               the account of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other obligations of such Person associated with such letters of credit or draws thereon;

                      (f) All obligations of such Person in respect of
               acceptances or similar obligations issued for the account of such Person;

                      (g) All obligations of such Person under a product
               financing or similar arrangement described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP; and

                      (h) All obligations of such Person under any interest rate or currency protection agreement, interest rate or currency future, interest rate or currency option, interest rate or currency swap or cap or other interest rate or currency hedge agreement.

               "Indebtedness for Borrowed Money" shall mean Indebtedness described in clauses (a), (b), (d), (e) and (f) of the definition of Indebtedness herein, but in no event shall Indebtedness for Borrowed Money include (i) Indebtedness of IDI or (ii) the SMS vendor obligation or the electric transmission agreement debt, in each case appearing on the Borrower's balance sheet as of March 31, 1997.

               "Indemnified Parties" shall mean the Agent, the Lender Parties, the Arrangers, their respective Affiliates and the directors, officers, employees, attorneys and agents of each of the foregoing.

               "Initial Unborrowed Committed Amount" shall have the meaning set forth in Section 2.01(a) hereof.

               "Interest Expense" for any period shall mean the total interest expense of the Borrower Group for such period determined on a consolidated basis in accordance with GAAP.

               "Interest Rate Protection Agreements" shall have the meaning given that term in the Existing Credit Agreement.

               "Inventory" shall mean all goods now or hereafter owned by the Borrower, whenever acquired and wherever located, held for sale or lease or furnished or to be furnished under contracts of service, and all raw materials, spares and supplies, work in process and materials now or hereafter owned by the Borrower whenever acquired and wherever located, and used or consumed in its business.

                "IPO" shall mean the underwritten initial public offering of the Borrower's equity securities.

               "Law" shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

               "Lenders" shall mean lender parties listed on the signature pages hereof, subject to the provisions of Section 9.14 hereof pertaining to Persons becoming or ceasing to be Lenders, and "Lender" shall mean any of them.

               "Lender Parties" shall mean the Lenders, the Arrangers and the Agent.

               "Level 1 Day", "Level 2 Day", "Level 3 Day", "Level 4 Day", "Level 5 Day" and "Level 6 Day" shall have the respective meanings set forth in Section 2.06(b).

               "Leverage Ratio" for any period of four consecutive fiscal quarters shall mean the ratio of (a) consolidated Indebtedness for Borrowed Money of the Borrower Group (other than Indebtedness of IDI under the IDI Credit Agreement) at the end of such period to (b) EBITDA of the Borrower Group for such period.

               "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

               "Loans" shall have the meaning set forth in Section 2.01(a) hereof.

               "Loan Documents" shall mean this Agreement, the Notes, the Transfer Supplements and all other agreements and instruments extending, renewing, refinancing or refunding any indebtedness, obligation or liability arising under any of the foregoing, in each case as the same may be amended, modified or supplemented from time to time hereafter.

               "Loan Parties" shall mean the Borrower and each Subsidiary of the Borrower, and "Loan Party" shall mean any one of them.

               "London Business Day" shall mean a day for dealing in deposits in Dollars by and among banks in the London interbank market and which is a Business Day.

               "Material Adverse Effect" shall mean: (a) a material adverse effect on the business, operations or condition (financial or otherwise) of the Borrower or of the Borrower Group, (b) a material adverse effect on the ability of the Borrower or any other Loan Party to perform or comply with any of the terms and conditions of any Loan Document or (c) a material adverse effect on (i) the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document, or
        (ii) the ability of the Agent or any Lender Party to enforce any rights or remedies under or in connection with any Loan Document which could, in the judgment of the Required Lenders reasonably exercised, prevent the practical realization of the rights and benefits of the Lenders under such Loan Document.

               "Maturity Date" shall mean January 31, 2003.

               "Measurement Period" with respect to any day shall mean the period of four consecutive fiscal quarters of the Borrower most recently ended in a month which is not the month immediately preceding the month in which such day occurs.

               "Mellon" shall mean Mellon Bank, N.A., a national banking association.

               "Mortgage" shall have the meaning given that term in the Existing Credit Agreement.

               "Multiemployer Plan" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which any Loan Party or any Controlled Group Member has or had an obligation to contribute.

               "Net Cash Proceeds" with respect to any property or issuance of debt or equity securities shall mean cash or cash equivalents received by any Loan Party from, and payments of principal of any Capitalized Lease Obligations or other obligation received by any Loan Party in connection with, the sale, lease or other disposition of such property or securities, minus the sum of (a) expenses reasonably incurred in respect of such sale, lease or other disposition, (b) any sales or transfer taxes payable as a result of such sale, lease or other disposition, (c) incremental income taxes reasonably estimated by the Borrower to be payable by such Loan Party as a result of such sale, lease or other disposition and (d) the amount required to discharge any indebtedness or obligation secured by a Lien on such property and required to be discharged in connection with such sale, lease or other disposition.

               "Net Income" for any period shall mean the net earnings (or loss) after taxes of the Borrower Group for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be deducted therefrom (a) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made against income during such period, and (b) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower Group.

               "Notes" shall have the meaning given in Section 2.01(c) hereof.

               "Notional Euro-Rate Funding Office" shall have the meaning given to that term in Section 2.15(a) hereof.

               "Obligations" shall mean all indebtedness, obligations and liabilities of any Loan Party to any Lender Party or the Agent from time to time arising under or in connection with or related to or evidenced by or secured by or under color of this Agreement or any other Loan Document, and all extensions, renewals or refinancings thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of Loans, interest, guaranty obligations, fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions, renewals and refinancings thereof, whether or not such Loans were made in compliance with the terms and conditions of this Agreement or in excess of the obligation of the Lenders to lend. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

               "Office," when used in connection with the Agent, shall mean its office located at One Mellon Bank Center, Pittsburgh, Pennsylvania, or at such other office or offices of the Agent or any branch, subsidiary or affiliate thereof as may be designated in writing from time to time by the Agent to the Borrower.

               "Participants" shall have the meaning set forth in Section 9.14(b) hereof.

               "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

               "Pension-Related Event" shall mean any of the following events or conditions:

                      (a) Any action is taken by any Person (i) to terminate, or which would result in the termination of, a Plan, either pursuant to its terms or by operation of law (including, without limitation, any amendment of a Plan which would result in a termination under Section 4041(e) of ERISA) other than compliance with Section 4041(b) of ERISA, or (ii) to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA;

                      (b) PBGC notifies any Person of its determination that an
               event described in Section 4042 of ERISA has occurred with respect to a Plan, that a Plan should be terminated, or that a trustee should be appointed for a Plan;

                      (c)  Any Reportable Event occurs with respect to a Plan;

                      (d) Any action occurs or is taken which could result in
               any Loan Party becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including, without limitation, seller liability incurred under Section 4204(a)(2) of ERISA), or any Loan Party or any Controlled Group Member receives from any Person a notice or demand for payment on account of any such alleged or asserted liability; or

                      (e) (i) There occurs any failure to meet the minimum
               funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed showing any tax payable under Section 4971(a) of the Code with respect to any such failure, or any Loan Party or any Controlled Group Member receives a notice of deficiency from the Internal Revenue Service with respect to any alleged or asserted such failure, or
               (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan.

               "Permitted Liens" shall have the meaning set forth in Section
        6.02 hereof.

               "Permitted Payments" shall mean payments made by the Borrower to Persons (other than Affiliates of the Borrower) of regular and customary legal, accounting and similar fees in connection with the Borrowers' capital stock, maintenance of the corporate existence of the Borrower, the compliance of the Borrower with Laws and other customary administrative expenses.

               "Person" shall mean an individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

               "Phase I Project" shall mean the 1.2 million ton thin slab cast mini-mill and related improvements (including without limitation the electric substation, the water-distribution system and mill railroad tracks located on the Project Site.

               "Phase II Project" shall mean the cold rolling and coating steel processing facility located on the Project Site.

               "Plan" means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) covered by Title IV of ERISA by reason of Section 4021 of ERISA, of which any Loan Party or any Controlled Group Member is or has been within the preceding five years a "contributing sponsor" within the meaning of Section 4001(a)(13) of ERISA, or which is or has been within the preceding five years maintained for employees of any Loan Party or any Controlled Group Member.

               "Postretirement Benefits" shall mean any benefits, other than retirement income, provided by any Loan Party to retired employees, or to their spouses, dependents or beneficiaries, including, without limitation, group medical insurance or benefits, or group life insurance or death benefits.

               "Postretirement Benefit Obligation" shall mean that portion of the actuarial present value of all Postretirement Benefits expected to be provided by any Loan Party which is attributable to employees' service rendered to the date of determination (assuming that such liability accrues ratably over an employee's working life to the earlier of his date of retirement or the date on which the employee would first become eligible for full benefits), reduced by the fair market value as of the date of determination of any assets which are segregated from the assets of the applicable Loan Party and which have been restricted so that they cannot be used for any purpose other than to provide Postretirement Benefits or to defray related expenses.

               "Potential Default" shall mean any event or condition which with notice, passage of time, or both, would constitute an Event of Default.

               "Prime Rate" as used herein, shall mean the interest rate per annum announced from time to time by the Agent as its prime rate, such rate to change automatically effective as of the effectiveness of each announced change in such prime rate. The Prime

        Rate may be greater or less than other interest rates charged by the Agent to other borrowers and is not solely based or dependent upon the interest rate which the Agent may charge any particular borrower or class of borrower.

               "Project Site" shall mean the property described in Exhibit A to the Mortgage and which is located in Butler, Indiana.

               "Pro Rata" shall mean from or to each Lender in proportion to its Commitment Percentage.

               "Purchasing Lender" shall have the meaning set forth in Section 9.14(c) hereof.

               "Register" shall have the meaning set forth in Section 9.14(d) hereof.

               "Regular Payment Date" shall mean the last day of each March, June, September and December after the Closing Date, commencing June 30, 2000.

               "Reportable Event" means (i) a reportable event described in
        Section 4043 of ERISA and regulations thereunder, (ii) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, (iii) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA, or (iv) a failure to make a required installment or other payment with respect to a Plan when due in accordance with Section 412 of the Code or Section 302 of ERISA which causes the total unpaid balance of missed installments and payments (including unpaid interest) to exceed $750,000.

               "Required Lenders" shall mean, as of any date, Lenders which have Commitments (or, if the Commitments have terminated, outstanding Loans) constituting at least 51% of the total Commitments (or if the Commitments have terminated, outstanding Loans).

               "Requirement of Law" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property (now owned or hereafter acquired) or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

               "Responsible Officer" shall mean the President, any Executive Vice President, the Treasurer or the Chief Financial Officer of the Borrower.

               "SMS" shall mean SMS Schloemann-Siemag AG, a German corporation, or its successor.

               "SMS Documents" shall have the meaning given to that term in the Existing Credit Agreement.

               "Solvent" means, with respect to any Person at any time, that at such time (a) the sum of the debts and liabilities (including, without limitation, contingent liabilities) of such Person is not greater than all of the assets of such Person at a fair valuation, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, does not intend to incur, and does not believe that it will incur, debts or liabilities (including, without limitation, contingent liabilities) beyond such person's ability to pay as such debts and liabilities mature, (d) such Person is not engaged in, and is not about to engage in, a business or a transaction for which such person's property constitutes or would constitute unreasonably small capital, and (e) such Person is not otherwise insolvent as defined in, or otherwise in a condition which could in any circumstances then or subsequently render any transfer, conveyance, obligation or act then made, incurred or performed by it avoidable or fraudulent pursuant to, any Law that may be applicable to such Person pertaining to bankruptcy, insolvency or creditors' rights (including but not limited to the Bankruptcy Code of 1978, as amended, and, to the extent applicable to such Person, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any other applicable Law pertaining to fraudulent conveyances or fraudulent transfers or preferences).

               "Specified Unsecured Placed Debt" shall mean unsecured Indebtedness of the Borrower, in an aggregate principal amount at any time outstanding not exceeding the difference between (i) $350,000,000 and (ii) the outstanding principal amount of the Loans under this Agreement at such time, which Indebtedness meets the following requirements: (w) such Indebtedness has no stated maturity less than seven years from the date of its issuance; (x) such Indebtedness is issued by the Borrower for cash and all of the net proceeds of such Indebtedness are used to pay, in whole or in part, either or both of (i) the "Loans" under the Existing Credit Agreement, as amended, and (ii) the Loans hereunder; (y) upon the receipt of the net proceeds of such Indebtedness, either or both of the unborrowed Commitments hereunder and the unborrowed "Commitments" under the Existing Credit Agreement, as amended, shall be permanently reduced in an aggregate amount equal to
        (i) the excess of such net proceeds over $175,000,000 minus (ii) the amount of such net proceeds applied to payment of the Loans hereunder minus (iii) the amount of such net proceeds applied to the payment of Tranche 2 Loans and Tranche 3 Loans under the Existing Credit Agreement, as amended; and (z) the holders of such Indebtedness, as such, do not have the benefit of any restriction on Liens, any financial covenants more restrictive than the financial covenants contained in this agreement on the Closing Date or any material covenant, condition, mandatory prepayment event or event of default not contained in this Agreement (unless the Borrower makes a binding offer to add such covenant, condition or event of default to this Agreement by an amendment hereto in form and substance reasonably satisfactory to the Required Lenders).

               "Standard Notice" shall mean an irrevocable notice provided to the Agent on a Business Day which is at least four London Business Days in advance. Standard Notice must be provided no later than 10:00 a.m., Pittsburgh time, on the last day permitted for such notice.

               "Stock Payment" by any Person shall mean any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock (or warrants, options or rights) or any other agreement or instrument.

               "Subsidiary" shall mean any corporation of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly, beneficially or of record, by the Borrower or one or more Subsidiaries of the Borrower. For purposes of this Agreement, New Millennium Building Systems, LLC shall be considered a Subsidiary.

               "Tangible Net Worth" at any time shall mean the total amount of stockholders' equity of the Borrower Group at such time determined on a consolidated basis in accordance with GAAP, except that there shall be deducted therefrom the book value of all intangible assets (other than the asset denominated the I&M Transmission Facilities Agreement (as defined in the Original Agreement) which corresponds to the I&M Development Debt) and deferred charges of the Borrower Group at such time determined in accordance with GAAP.

               "Tax Affected Lender" shall have the meaning assigned to that term in Section 2.14(f) hereof.

               "Taxes" shall have the meaning set forth in Section 2.14 hereof.

               "Transfer Effective Date" shall have the meaning set forth in the applicable Transfer Supplement.

               "Transfer Supplement" shall have the meaning set forth in Section 9.14(c) hereof.

               "Treasury Rate" as of any Funding Breakage Date shall mean the rate per annum determined by the applicable Lender (which determination shall be conclusive absent manifest error) to be the semiannual equivalent yield to maturity (expressed as a semiannual equivalent and decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) for United States Treasury securities maturing on the last day of the corresponding Funding Period and trading in the secondary market in reasonable volume (or if no such securities mature on such date, the rate determined by standard securities interpolation methods as applied to the series of securities maturing as close as possible to, but earlier than, such date, and the series of such securities maturing as close as possible to, but later than, such date).

               "Unborrowed Committed Amount" shall have the meaning set forth in
        Section 2.01(a) hereof


               1.02. Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; "or" has the inclusive meaning represented by the phrase "and/or"; and "property" includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed. References in this Agreement to "determination" (and similar terms) by the Agent or by any Lender include good faith estimates by the Agent or by any Lender (in the case of quantitative determinations) and good faith beliefs by the Agent or by any Lender (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to "out-of-pocket expenses" of a Person (and similar terms) include, but are not limited to, the fees of in-house counsel and other in-house professionals of such Person to the extent that such fees are routinely identified and separately and specifically charged under such Person's normal cost accounting system consistent with past practice. The terms "include" and "including" mean "including without limitation". The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

               1.03.  Accounting Principles.

               (a) As used herein, "GAAP" shall mean generally accepted accounting principles in the United States, applied on a basis consistent with the principles used in preparing the Borrower's financial statements as of June 30, 1994 and for the fiscal quarter then ended.

               (b) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

               (c) If and to the extent that the financial statements generally prepared by the Borrower apply accounting principles other than GAAP, all financial statements referred to in this Agreement or any other Loan Document shall be delivered in duplicate, one set based on the accounting principles then generally applied by the Borrower and one set based on GAAP. To the extent this Agreement or such other Loan Document requires financial statements to be accompanied by an opinion of independent accountants, each set of financial statements shall be accompanied by such an opinion.



                                   ARTICLE II
                                   THE CREDITS

               2.01.  Standby Term Loans.

               (a) Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees (such agreement being herein called such Lender's "Commitment") to make loans (the "Loans") to the Borrower at any time or from time to time on or after the Closing Date and to and including the date which is 364 days after the Closing Date (as may be extended in accordance with Section
2.03 below, the "Commitment Period End Date"). A Lender shall have no obligation to make any Loan in an amount exceeding such Lender's Unborrowed Committed Amount at such time. Each Lender's "Unborrowed Committed Amount" at any time shall be equal to the amount set forth as its "Initial Unborrowed Committed Amount" below its name on the signature pages hereof, as such amount may have been reduced under subsections (b), (c) or (d) of Section 2.02 hereof at such time, and subject to transfer to another Lender as provided in Section 9.14 hereof.

               (b) Nature of Credit. As provided in Section 2.02(b) hereof, the Borrower may not reborrow amounts repaid with respect to Loans.

               (c) Notes. The obligation of the Borrower to repay the unpaid principal amount of the Loans made to it by each Lender and to pay interest thereon shall be evidenced in part by promissory notes of the Borrower, one to each Lender, dated the Closing Date (the "Notes") in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of such Lender in a face amount equal to such Lender's Initial Unborrowed Committed Amount.

               (d) Maturity. To the extent not due and payable earlier, the Loans shall be due and payable on the Maturity Date.


               2.02. Commitment Fee; Reduction of the Unborrowed Committed Amounts.

               (a) Commitment Fee. The Borrower shall pay to the Agent for the account of each Lender a commitment fee (the "Commitment Fee") for each day from and including the Closing Date to and including the Commitment Period End Date (based on a year of 365 days and actual days elapsed) equal to 0.125% per annum for each Level I Day, 0.15% per annum for each Level II Day, 0.20% per annum for each Level III Day, 0.25% per annum for each Level IV

Day, 0.30% per annum for each Level V Day and 0.375% per annum for each Level VI Day, in each case on an amount equal to such Lender's Unborrowed Committed Amount on such day. Such Commitment Fee shall be due and payable for the preceding period for which such fee has not been paid: (x) on each Regular Payment Date, (y) on the date of each reduction of the Unborrowed Committed Amounts (whether optional or mandatory) on the amount so reduced and (z) on the Commitment Period End Date.

               (b) Automatic Reduction of the Unborrowed Committed Amounts. Each Loan made by a Lender shall automatically reduce such Lender's Unborrowed Committed Amount by the amount of such Loan. After each Loan is made the Commitment Fee shall be calculated upon the Unborrowed Committed Amounts as so reduced.

               (c) Optional Reduction of the Unborrowed Committed Amounts. The Borrower may at any time or from time to time reduce Pro Rata the Unborrowed Committed Amounts of the Lenders to an aggregate amount (which may be zero) not less than the sum of the principal amount of all Loans not yet made as to which notice has been given by the Borrower under Section 2.05 hereof. Any reduction of the Unborrowed Committed Amounts shall be in an aggregate amount which is an integral multiple of $2,000,000. Reduction of the Unborrowed Committed Amounts shall be made by providing not less than three Business Days' notice (which notice shall be irrevocable) to such effect to the Agent. After the date specified in such notice the Commitment Fee shall be calculated upon the Unborrowed Committed Amounts as so reduced.

               (d) Mandatory Reduction of the Unborrowed Committed Amounts. If and to the extent that pursuant to Section 2.10 hereof a mandatory prepayment would be required to be applied to the Loans if Loans were outstanding, and to the extent that there are no Loans outstanding at such time, the Borrower shall reduce Pro Rata the Unborrowed Committed Amounts of the Lenders by an aggregate amount not less than the amount of the aggregate mandatory prepayment that would be required pursuant to Section 2.10 to be applied to the Loans if Loans were outstanding. The Borrower shall give the Agent notice of such event, setting forth the particulars thereof in reasonable detail, not later than the date on which such mandatory prepayment would be required to be made pursuant to Section 2.10, and shall give the Agent notice of reduction of the Unborrowed Committed Amounts so that such notice shall become effective not later than the date on which such mandatory prepayment would be required to be made pursuant to such
Section 2.10. After the date specified in such notice the Commitment Fee shall be calculated upon the Unborrowed Committed Amounts as so reduced.

               2.03. Extension of Commitment Period End Date. The Borrower may request a one-time extension of the Commitment Period End Date to a date which is not more than 364 days from the original Commitment Period End Date. Such request shall be in writing delivered to the Agent, between 75 and 50 days prior to the original Commitment Period End Date. Upon receipt of the Borrower's request as aforesaid, each Lender shall conduct its own complete credit review of the Borrower and, within 45 days following its receipt of the Borrower's request, shall advise the Agent whether it consents to such extension. The Commitment Period End Date shall be extended only with the written consent of all the Lenders, which consent may be given or withheld in the sole and absolute discretion of each Lender, respectively. Any Lender which does not reply to such request by the Business Day prior to the original Commitment Period End Date will be deemed to have withheld its consent thereto. Promptly upon its receipt of the responses of all the Lenders, the Agent shall advise the Borrower as to whether such extension has been granted. If such extension is granted, such extension shall not become effective until the original Commitment Period End Date, and effectiveness of the Lenders' agreement to extend the Commitment Period End Date shall be subject to fulfillment by the Borrower of the conditions precedent set forth in Section 4.02 hereof.

               2.04. Annual Facility Fee. On the Closing Date and on each anniversary of the Closing Date, the Borrower shall pay to the Agent for the account of each Lender an annual facility fee in an amount equal to 0.25% multiplied by the sum of (i) such Lender's Unborrowed Committed Amount on such day and (ii) the aggregate amount of such Lender's outstanding Loans on such day.

               2.05. Making of Loans. Whenever the Borrower desires that the Lenders make Loans, the Borrower shall provide Standard Notice to the Agent setting forth the following information:

               (a) The date, which shall be a Business Day, on which such proposed Loans are to be made;

               (b) The aggregate principal amount of such proposed Loans, which shall be the sum of the principal amounts selected pursuant to clause
        (d) of this Section 2.05, and which shall be an integral multiple of $500,000 not less than $1,000,000;

               (c) The principal amounts selected in accordance with Section 2.06(d) hereof of each Funding Segment of such proposed Loans; and

               (d) With respect to each such Funding Segment of such proposed Loans, the Funding Period to apply to such Funding Segment, selected in accordance with Section 2.06(c) hereof.

Standard Notice having been so provided, the Agent shall promptly notify each Lender no later than 12:00 o'clock Noon, Pittsburgh time, of the information contained therein and of the amount of such Lender's Loan. Unless any applicable condition specified in ARTICLE IV hereof has not been satisfied, on the date specified in such Standard Notice each Lender shall make the proceeds of its Loan available to the Agent at the Agent's Office, no later than 2:00 o'clock P.M., Pittsburgh time, in funds immediately available at such Office. Promptly after its receipt thereof, the Agent will make the funds so received available to the Borrower in funds immediately available at the Agent's Office.

               2.06.  Interest Rates.

               (a) Basis of Interest Calculation. Subject to the provisions of this Agreement the Borrower may select different Funding Segments to apply simultaneously to different parts of the Loans. The aggregate number of Funding Segments applicable to the Loans at any time shall not exceed eight. The unpaid principal amount of the Loans shall bear interest for each day until due at a rate per annum (based on a year of 360 days and actual days elapsed) for each day equal to the Euro-Rate for such day plus the Applicable Margin for such day. "Euro-Rate" for any day, as used herein, shall mean for each Funding Segment corresponding to a proposed or existing Euro-Rate Funding Period the rate per annum determined by the Agent by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (A) the rate of interest (which shall be the same for each day in such Euro-Rate Funding Period) quoted on the Reuters screen ISDA page to be (or, if such Reuters quotation is not available, determined in good faith by the Agent, after inquiry to two reference banks selected by the Agent from among the Lenders, in accordance with its usual procedures when reference banks are consulted (which determination shall be conclusive) to be) the average of the rates per annum for deposits in Dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Euro-Rate Funding Period for delivery on the first day of such Euro-Rate Funding Period in amounts comparable to such Funding Segment and having maturities comparable to such Funding Period by (B) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.

               "Euro-Rate Reserve Percentage" for any day shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent (which determination shall be conclusive absent manifest error), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities") of a member bank in such System. The Euro-Rate shall be adjusted automatically as of the effective date of each change in the Euro-Rate Reserve Percentage. The Euro-Rate shall be calculated in accordance with the foregoing whether or not any Lender is actually required to hold reserves in connection with its eurocurrency funding or, if required to hold such reserves, is required to hold reserves at the "Euro-Rate Reserve Percentage" as herein defined.

               The Agent shall give prompt notice to the Borrower and to the Lenders of the Euro-Rate determined or adjusted in accordance with the definition of the Euro-Rate, which determination or adjustment shall be conclusive if made in good faith.

               (b)  Applicable Margins.

               (i) As used herein:

               "Level I Day" means any day for which the Leverage Ratio for the Measurement Period is less than 2.0 to 1.

               "Level II Day" means any day for which the Leverage Ratio for the Measurement Period is 2.0 to 1 or higher but less than 2.5 to 1.

               "Level III Day" means any day for which the Leverage Ratio for the Measurement Period is 2.5 to 1 or higher but less than 3.0 to 1.

               "Level IV Day" means any day for which the Leverage Ratio for the Measurement Period is 3.0 to 1 or higher but less than 3.5 to 1.

               "Level V Day" means any day for which the Leverage Ratio for the Measurement Period is 3.5 to 1 or higher but less than 4.0 to 1.

               "Level VI Day" means any day for which the Leverage Ratio for the Measurement Period is 4.0 to 1 or higher.

               (ii) The "Applicable Margin" for each installment of each Loan for any day shall be 1.125% for each Level I Day, 1.25% for each Level II Day, 1.375% for each Level III Day, 1.50% for each Level IV Day, 1.875% for each Level V Day and 2.25% for each Level VI Day.

               (iii) Notwithstanding clause (ii) above, upon the occurrence of an Event of Default, the Applicable Margin for each Loan for any day shall mean the percentage set forth with respect thereto in clause (ii) plus 2%. Such Applicable Margin shall remain in effect from the date of the occurrence of such Event of Default until the earlier to occur of (a) the date on which such Event of Default is cured or waived or otherwise ceases to exist (and no other Event of Default exists), in which case the Applicable Margin shall be determined in accordance with clause (ii) above, and (b) the date on which the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations are declared to be immediately due and payable pursuant to Section 7.02(a)(ii) hereof, in which case Section 2.12(c) shall apply.

               (iv) Notwithstanding clause (ii) above, but subject to clause
(iii) above, the Applicable Margin for all Loans for any day on which Standard & Poor's Ratings Group has issued, and there remains applicable, a rating of the Borrower's senior unsecured debt rating of BBB- or better shall be 1.00%.

               (c) Funding Periods. At any time when the Borrower shall give notice that it desires Loans to be made, the Borrower shall specify one or more periods (each a "Funding Periods" or a "Euro-Rate Funding Period") to apply to such Loans, each such Funding Period being one, two, three or six months; provided, that:

               (i) Each Euro-Rate Funding Period shall begin on a London Business Day, and the term "month", when used in connection with a Euro-Rate Funding Period, shall mean the interval between the Euro-Convention Dates in consecutive calendar months as to such Euro-Rate Funding Period (and the "Euro-Convention Date" in a calendar month as to any Euro-Rate Funding Period shall mean the day in such calendar month numerically corresponding to the first day of such Euro-Rate Funding Period, except
        (x) if there is no such numerically corresponding day in a calendar month, the "Euro-Convention Date" for such calendar month shall mean the last London Business Day of such calendar month, (y) if the first day of such Euro-Rate Period is the last day of a calendar month, the "Euro-Convention Date" for any calendar month shall mean the last London Business Day of such calendar month and (z) otherwise, if a numerically corresponding day in a given calendar month is not a London Business Day, the "Euro-Convention Date" for such calendar month shall mean the next following day that is a London Business Day, but not later than the last Business Day of such calendar month);

               (ii) For any Loan, the Borrower may not select a Funding Period that would end after the Maturity Date; and

               (iii) The Borrower shall, in selecting any Funding Period, allow for scheduled mandatory payments and foreseeable mandatory prepayments of the Loans.

               (d) Transactional Amounts. Every selection of any Period to apply to any Loans and every payment or prepayment of any Loans shall be in a principal amount such that after giving effect thereto the aggregate principal amount of each Funding Segment of the Loans shall be equal to $1,000,000 or higher integral multiples of $500,000.

               (e) Euro-Rate Unascertainable; Impracticability.  If

               (i) on any date on which a Euro-Rate would otherwise be set the Agent (in the case of clauses (A) or (B) below) or any Lender (in the case of clause (C) below) shall have determined in good faith (which determination shall be conclusive) that:

                      (A) adequate and reasonable means do not exist for
                ascertaining such Euro-Rate,

                      (B) a contingency has occurred which materially and adversely affects the interbank eurodollar market, as the case may be, or

                      (C) the effective cost to such Lender of funding a
               proposed Funding Segment of the Loans from a Corresponding Source of Funds shall exceed the Euro-Rate applicable to such Funding Segment, or

               (ii) at any time any Lender shall have determined in good faith (which determination shall be conclusive) that the making, commitment to make, maintenance or funding of any part of the Loans with reference to the Euro-Rate has been made impracticable or unlawful by compliance by such Lender or a Notional Euro-Rate Funding Office in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law);

then, and in any such event, the Agent or such Lender, as the case may be, shall promptly notify the Borrower of such determination (and any Lender giving such notice shall notify the Agent) and the Euro-Rate shall be deemed to be the most recent ascertainable Euro-Rate with a Euro-Rate Funding Period of one month (or, at the option of the applicable Lender, such Lender's cost of funds as verified to the Borrower and the Agent) until the Agent or such Lender, as the case may be, shall have later notified the Borrower and the Lenders of the Agent's or such Lender's determination in good faith (which determination shall be conclusive) that the circumstances giving rise to such previous determination no longer exist.

               If at the time the Agent or a Lender (an "Affected Lender") makes a determination under subsection (i) or (ii) of this Section 2.06(e) the Borrower previously has notified the Agent that it wishes to borrow any proposed Loans which have not yet been made, the Euro-Rate with respect to such Loans shall be deemed to be the most recent ascertainable Euro-Rate with a Euro-Rate Funding Period of one month (or, at the option of the applicable Lender, such Lender's cost of funds as verified to the Borrower and the Agent) until the Agent or the applicable Lender, as the case may be, shall have later notified the Borrower and the Lenders of the Agent's or such Lender's determination in good faith (which determination shall be conclusive) that the circumstances giving rise to such previous determination no longer exist.

               2.07.  Funding Periods.

               (a) Renewal of Funding Periods. Subject to the provisions of
Section 2.13(b) hereof, and if no Event of Default or Potential Default shall have occurred and be continuing or shall exist, the Borrower may, at the expiration of any Funding Period with respect to a Funding Segment of the Loans, select, in accordance with Section 2.06(c), one or more Funding Periods to apply to such Funding Segment by giving the Agent Standard Notice setting forth such Funding Segment and Funding Period(s).

               (b) Failure to Renew. Absent due notice from the Borrower of renewal in the circumstances described in Section 2.07(a) hereof, any Funding Segment of the Loans for which such notice is not received shall automatically on the last day of the expiring Funding Period be subject to a subsequent Funding Period of one month.

               2.08. Prepayments Generally. Whenever the Borrower desires or is required to prepay any part of its Loans, it shall provide Standard Notice to the Agent setting forth the following information:

               (i) The date, which shall be a Business Day, on which the proposed prepayment is to be made;

               (ii)  The total principal amount of such prepayment; and

               (iii) The principal amounts selected in accordance with Section 2.06(d) hereof of each part of each Funding Segment to be prepaid.

Standard Notice having been so provided, on the date specified in such Standard Notice, the principal amounts of each part of the Loans specified in such notice, together with interest on each such principal amount to such date, shall be due and payable.

               2.09. Optional Prepayments. (a) The Borrower shall have the right at its option from time to time to prepay its Loans in whole or part without premium or penalty (subject, however, to Section 2.13(b) hereof) at the expiration of any Funding Period with respect to any part of the Funding Segment corresponding to such expiring Funding Period. Any such prepayment shall be made in accordance with Section 2.08 hereof.

               (b) Optional prepayment, if made, shall be in integral multiples of $1,000,000.

               2.10.  Mandatory Prepayments.

               (a) The Borrower shall prepay a principal amount of the Loans in an amount equal to the amount of any repayment of Indebtedness by IDI to the Borrower or the amount of any distribution by IDI to the Borrower, other than, in each case, a Specified IDI Payment. As used herein, the term "Specified IDI Payment" means a repayment of Indebtness by IDI to the Borrower or a distribution by IDI to the Borrower if, immediately prior to the making of such repayment or distribution, the outstanding principal amount of Indebtedness owing by IDI to the Borrower is less than $27,000,000.

               (b) Applicability of Certain Provisions. Prepayments required by this Section 2.10 are subject to all of the terms and conditions applicable to prepayments generally pursuant to Section 2.08 hereof and Section 2.13(b) hereof and to all of the terms and conditions applicable to optional prepayments pursuant to Section 2.09 hereof, except that Section 2.09(b) hereof shall not apply to such prepayments to the extent necessary to comply with this Section
2.10. If the Borrower is required to give notice of a prepayment but for any reason fails to give a notice in accordance with the provisions of this Agreement, the amount as to which the Borrower is required to have given notice of prepayment shall nevertheless be deemed due and payable as of the date required to have been prepaid (for purposes of calculating interest on such amounts pursuant to Section 2.12(c) hereof and otherwise).

               2.11. Interest Payment Dates. Interest on each Funding Segment of the Loans shall be due and payable on the last day of the corresponding Euro-Rate Funding Period and, if such Euro-Rate Funding Period is longer than three months, also every third month during such Funding Period. After maturity of any part of the Loans (by acceleration or otherwise), interest on such part of the Loans shall be due and payable on demand.

               2.12. Pro Rata Treatment; Payments Generally; Interest on Overdue Amounts.

               (a) Pro Rata Treatment. Each borrowing of Loans and each renewal of Funding Periods hereunder shall be made, and all payments made in respect of principal, interest, Commitment Fees and other fees due from the Borrower hereunder with respect to Loans or under the Notes shall be applied, Pro Rata among the Lenders, except for payments of interest involving an Affected Lender as provided in Section 2.06(e) hereof and payments to a Lender subject to a withholding deduction under Section 2.14(c) hereof and payments of the Commitment Fee, which shall be calculated in accordance with Section 2.02(a)(i) hereof. The failure of any Lender to make a Loan (or the failure of any other Lender to make any other Loan) shall not relieve any other Lender of its obligation to lend hereunder, but neither the Agent nor any other Lender shall be responsible for the failure of any other Lender to make a Loan.

               (b) Payments Generally. All payments and prepayments to be made by any Loan Party in respect of principal, interest, fees, indemnity, expenses or other amounts due from any Loan Party hereunder or under any Loan Document shall be payable in Dollars at 12:00 o'clock Noon, Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature, except for payments to a Lender subject to a withholding deduction under Section 2.14(c) hereof. Except for payments under Sections 2.13 and 9.06 hereof, such payments shall be made to the Agent at its Office in Dollars in funds immediately available at such Office, and payments under Sections 2.13 and
9.06 hereof shall be made to the applicable Lender at such domestic account as it shall specify to the Borrower from time to time in funds immediately available at such account. Any payment or prepayment received by the Agent or such Lender after 12:00 o'clock Noon, Pittsburgh time, on any day shall be deemed to have been received on the next succeeding Business Day. The Agent shall distribute to the Lenders all such payments received by it from any Loan Party as promptly as practicable after receipt by the Agent, but in any event by 2:00 o'clock P.M., Pittsburgh time, if received by 12:00 o'clock Noon, Pittsburgh time.

               (c) Interest on Overdue Amounts. To the extent permitted by law, after there shall have become due (by acceleration or otherwise) principal, interest, fees, indemnity, expenses or any other amounts due from any Loan Party hereunder or under any other Loan Document, such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum (in each case based on a year of 365 days and actual days elapsed) which for each day shall be, in the case of any principal amount of Loans, 2% above the rate otherwise applicable to such principal amount, and, in the case of other amounts, 2% above the interest rate that would have been applicable to hypothetical Loans borrowed on the date such amounts first became due. To the extent permitted by law, interest accrued on any amount which has become due hereunder or under any Loan Document shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

               2.13.  Additional Compensation in Certain Circumstances.

               (a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any Law or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of law) now existing or hereafter adopted:

               (i) subjects any Lender or any Notional Euro-Rate Funding Office to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by any Loan Party of principal, interest, commitment fee or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income or overall gross receipts of such Lender or such Notional Euro-Rate Funding Office imposed by the jurisdictions (federal, state and local) in which the Lender's principal office or Notional Euro-Rate Funding Office is located),

              (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, other acquisitions of funds by, such Lender or any Notional Euro-Rate Funding Office (other than requirements expressly included herein in the determination of the Euro-Rate hereunder),

             (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, any Lender or any Notional Euro-Rate Funding Office, or (B) otherwise applicable to the obligations of any Lender or any Notional Euro-Rate Funding Office under this Agreement, or

              (iv) imposes upon any Lender or any Notional Euro-Rate Funding Office any other condition or expense with respect to this Agreement, the Notes or its making, maintenance or funding of any Loan or any security therefor, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender, any Notional Euro-Rate Funding Office or, in the case of clause (iii) hereof, any Person controlling a Lender, with respect to this Agreement, the Notes or the making, maintenance or funding of any Loan (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on such Lender's or controlling Person's capital, taking into consideration such Lender's or controlling Person's policies with respect to capital adequacy) by an amount which such Lender deems to be material (such Lender being deemed for this purpose to have made, maintained or funded each Funding Segment from a Corresponding Source of Funds), such Lender may from time to time notify the Borrower of the amount determined in good faith (using any averaging and attribution methods) by such Lender (which determination shall be conclusive absent manifest error) to be necessary to compensate such Lender or such Notional Euro-Rate Funding Office for such increase, reduction or imposition. Such amount shall be due and payable by the Borrower to such Lender fifteen Business Days after such notice is given, together with an amount equal to interest on such amount from the date two Business Days after the date demanded until such due date at the Euro-Rate plus the Applicable Margin with a one month Funding Period. A certificate by such Lender as to the amount due and payable under this Section 2.13(a) from time to time and the method of calculating such amount shall be conclusive absent manifest error. Each Lender agrees that it will use good faith efforts to notify the Borrower of the occurrence of any event that would give rise to a payment under this Section 2.13(a); provided, however, that any failure of such Lender to give any such notice shall have no effect on any Loan Party's obligations hereunder.

               (b) Funding Breakage. In addition to all other amounts payable hereunder, if and to the extent for any reason any part of any Funding Segment of the Loans becomes due (by acceleration or otherwise), or is paid or prepaid (whether or not such payment or prepayment is mandatory or automatic and whether or not such payment or prepayment is then due), on a day other than the last day of the corresponding Funding Period (the date such amount so becomes due, or is so paid, prepaid or converted, being referred to as the "Funding Breakage Date"), the Borrower shall pay each Lender an amount ("Funding Breakage Indemnity") determined by such Lender as follows:

               (i) first, calculate the following amount: (A) the principal amount of such Funding Segment of the Loans owing to such Lender which so became due, or which was so paid, prepaid or converted, times (B) the greater of (x) zero or (y) the rate of interest applicable to such principal amount on the Funding Breakage Date minus the Treasury Rate as of the Funding Breakage Date, times (C) the number of days from and including the Funding Breakage Date to but not including the last day of such Funding Period, times (D) 1/360;

               (ii) the Funding Breakage Indemnity to be paid by the Borrower to such Lender shall be the amount equal to the present value as of the Funding Breakage Date (discounted at the Treasury Rate as of such Funding Breakage Date, and calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) of the amount described in the preceding clause (i) (which amount described in the preceding clause (i) is assumed for purposes of such present value calculation to be payable on the last day of the corresponding Funding Period).

Such Funding Breakage Indemnity shall be due and payable on demand, and each Lender shall, upon making such demand, notify the Agent of the amount so demanded. In addition, the Borrower shall, on the due date for payment of any Funding Breakage Indemnity, pay to such Lender an additional amount equal to interest on such Funding Breakage Indemnity from the Funding Breakage Date to but not including such due date at the Euro-Rate plus the Applicable Margin with a one month Funding Period. The amount payable to each Lender under this Section 2.13(b) shall be determined in good faith by such Lender, and such determination shall be conclusive.

               2.14  Taxes.

               (a) Payments Net of Taxes. All payments made by any Loan Party under this Agreement or any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (x) in the case of each Lender and the Agent, net income taxes (but not withholding taxes imposed on gross interest income) imposed on such Lender or the Agent (as the case may be) by the United States, and net income taxes and franchise taxes imposed on such Lender or the Agent (as the case may be) by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or by any political subdivision thereof, and (y) in the case of each Lender, net income taxes and franchise taxes imposed on such Lender by the jurisdiction in which is located the Lender's lending office which makes or books a particular extension of credit hereunder or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deduction, charges, withholdings and liabilities being referred to as "Taxes"). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to the Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

               (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

               (c) Indemnity. The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Agent (as the case may be) and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

               (d) Receipts, etc. Within 45 days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

               (e) Other. Without prejudice to the survival of any other agreement of the Borrower hereunder, the obligations of the Borrower contained in this Section 2.14 shall survive the payment in full of all other obligations of the Borrower under this Agreement and the other Loan Documents, termination of all commitments to extend credit under, and all letters of credit issued under, the Loan Documents, and all other events and circumstances whatever. Nothing in this Section 2.14 or otherwise in this Agreement shall require the Agent or any Lender to disclose to the Borrower any of its tax returns (or any other information that it deems to be confidential or proprietary).

               (f)  Withholding Tax Exemption.

               (i) Each Lender organized under the laws of a jurisdiction outside the United States shall, on the date such Lender becomes party to this Agreement, and from time to time thereafter if requested in writing by the Borrower or the Agent, provide the Agent and the Borrower with the forms prescribed by the United States Internal Revenue Service certifying as to such Lender's status for purposes of determining exemption from, or reduced rate applicable to, United States withholding taxes with respect to payments to be made to such Lender under this Agreement and the other Loan Documents; provided, that a Lender shall not be obligated to provide any such form after the date such Lender becomes party to this Agreement if such Lender is not legally able to do so.

               (ii) The Borrower shall not be required to indemnify any Lender, or to pay any additional amounts to any Lender, in respect of United States withholding taxes (or any withholding tax imposed by a state of the United States that applies only when such United States withholding tax is imposed), pursuant to Sections 2.14(a) or 2.14(c), to the extent that: (A) the obligation to withhold amounts with respect to United States withholding tax existed on the date such Lender became a party to this Agreement; provided, that this clause
(A) shall not apply to a Lender that became a Lender as a result of an assignment made or other action taken at the request of the Borrower, or (B) the obligation to make such indemnification or to pay such additional amounts would not have arisen but for a failure of such Lender to comply with the provisions of Section 2.14(f)(i).

               (iii) If the Borrower is required under Section 2.14(a) or 2.14(c) to indemnify any Lender organized under the laws of a jurisdiction outside the United States, or to pay additional amounts to any such Lender, in respect of United States withholding taxes (or any withholding tax imposed by a state of the United States that applies only when such United States withholding tax is imposed), and such Lender (herein the "Tax Affected Lender") does not waive the requirement for such indemnification or payment after request by the Borrower that it do so, then, if the Borrower finds a financial institution which offers in writing to purchase all such Tax Affected Lender's outstanding Notes and Commitments, in accordance with Section 9.14(c), at a price equal to the full outstanding principal amount thereof together with accrued and unpaid interest and fees to the date of purchase and all other amounts accrued or payable to such Tax Affected Lender to the date of purchase (including but not limited to funding breakage under Section 2.13(b) to the extent such date of purchase falls within a Euro-Rate Funding Period), such Tax Affected Lender will accept such offer. Nothing in this Section 2.14(f) shall limit the rights of the Agent under Section 9.14(c) or shall require a Lender which is also the Agent to accept any such offer.

               2.15.  Funding by Branch, Subsidiary or Affiliate.

               (a) Notional Funding. Each Lender shall have the right from time to time, prospectively or retrospectively, without notice to the Borrower, to deem any branch, subsidiary or affiliate of such Lender to have made, maintained or funded any part of the Loans at any time. Any branch, subsidiary or affiliate so deemed shall be known as a "Notional Euro-Rate Funding Office." Such Lender shall deem any part of the Loans or the funding therefor to have been transferred to a different Notional Euro-Rate Funding Office if such transfer would avoid or cure an event or condition described in Section 2.06(e)(ii) hereof or would lessen compensation payable by the Borrower under Section 2.13(a) hereof, and if such Lender determines in its sole discretion that such transfer would be practicable and would not have a material adverse effect on such part of the Loans, such Lender or any Notional Euro-Rate Funding Office (it being assumed for purposes of such determination that each part of the Loans is actually made or maintained by or funded through the corresponding Notional Euro-Rate Funding Office). Notional Euro-Rate Funding Offices may be selected by such Lender without regard to such Lender's actual methods of making, maintaining or funding Loans or any sources of funding actually used by or available to such Lender.

               (b) Actual Funding. Each Lender shall have the right from time to time to make or maintain any part of the Loans by arranging for a branch, subsidiary or affiliate of such Lender to make or maintain such part of the Loans. Such Lender shall have the right to (i) hold any applicable Note payable to its order for the benefit and account of such branch, subsidiary or affiliate or (ii) request the Borrower to issue one or more promissory notes in the principal amount of the Loans, in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to such branch, subsidiary or affiliate and with appropriate changes reflecting that the holder thereof is not obligated to make any additional Loans to the Borrower. The Borrower agrees to comply promptly with any request under subsection (ii) of this Section 2.15(b). If any Lender causes a branch, subsidiary or affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans and to any note payable to the order of such branch, subsidiary or affiliate to the same extent as if such part of the Loans were made or maintained and such note were a Note payable to such Lender's order.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

               The Borrower hereby represents and warrants to each Lender Party as follows:

               3.01. Corporate Status. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Loan Party has corporate power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage. Each Loan Party is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary or advisable except where the failure to so qualify could not have a Material Adverse Effect.

               3.02. Corporate Power and Authorization. Each Loan Party has corporate power and authority to execute, deliver, perform, and take all actions contemplated by, each Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part. Without limitation of the foregoing, the Borrower has the corporate power and authority to borrow pursuant to the Loan Documents to the fullest extent permitted hereby and thereby from time to time, and has taken all necessary corporate action to authorize such borrowings and requests.

               3.03. Execution and Binding Effect. This Agreement and each other Loan Document to which any Loan Party is a party and which is required to be delivered on or before the Closing Date pursuant to Section 4.01 hereof has been duly and validly executed and delivered by such Loan Party. This Agreement constitutes, and each other Loan Document when executed and delivered by each Loan Party which is a party thereto will constitute, the legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

               3.04. Governmental Approvals and Filings. No approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, "Governmental Action") is or will be necessary in connection with execution and delivery of any Loan Document by any Loan Party, consummation by any Loan Party of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof by any Loan Party, except for (i) government permits not yet available which the Borrower has no reason to expect will not be received when needed, and (ii) matters set forth in Schedule 3.04. Each Governmental Action referred to in such Schedule 3.04 has been duly obtained or made, as the case may be, and is in full force and effect, and there is no action, suit, proceeding or investigation pending or, to the Borrower's knowledge, threatened which seeks or has a reasonable possibility of resulting in the reversal, rescission, termination, modification or suspension of any such Governmental Action. No Governmental Action referred to in such Schedule 3.04 requires any further act to be performed or condition to be satisfied by any Person as a condition to continued effectiveness thereof, except as set forth in such Schedule 3.04. With respect to each of the matters set forth in Schedule 3.04, no Loan Party made any application to any Governmental Authority in connection therewith which application, when taken together with all amendments, supplements and modifications thereto, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

               3.05. Absence of Conflicts. Neither the execution and delivery of any Loan Document by any Loan Party, nor consummation by any Loan Party of the transactions herein or therein contemplated, nor performance of or compliance with the terms and conditions hereof or thereof by any Loan Party does or will

               (a)  violate or conflict with any Requirement of Law, or

               (b) violate, conflict with or result in a breach of any term or condition of, or constitute a default under, or result in (or give rise to any right, contingent or otherwise, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or otherwise, to create or impose) any Lien upon any of the property of any Loan Party (except for any Lien in favor of the Agent for the benefit of the Lenders and the Agent securing the Obligations) pursuant to, or otherwise result in (or give rise to any right, contingent or otherwise, of any Person to cause) any change in any right, power, privilege, duty or obligation of any Loan Party under or in connection with,

                      (i) the certificate or articles of incorporation or by-laws (or other constituent documents) of any Loan Party,

                      (ii) any Contractual Obligations creating, evidencing or
               securing any Indebtedness or Guaranty Equivalent to which any Loan Party is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, or

                      (iii)  any other Contractual Obligations of any Loan
               Party,

except (in the case of each of (a) and (b) above) for matters as to which a consent, waiver, amendment or agreement which has been duly obtained and is in full force and effect (all of which matters are set forth on Schedule 3.05 hereof), and the Agent and each Lender has received a true, correct and complete copy of each such consent, waiver, amendment or agreement and of each of the underlying agreements or instruments to which it relates and except for matters which, individually or in the aggregate, could not have a Material Adverse Effect.

               3.06. Projections. The Borrower has furnished to the Agent and each Lender projections prepared by the Borrower demonstrating the projected financial condition and results of operations of the Borrower for the period commencing on January 1, 2000 and ending on December 31, 2002, which projections are accompanied by a written statement of the assumptions and estimates underlying such projections. Such projections were prepared on the basis of such assumptions and estimates. Such projections, assumptions and estimates, as of the date of preparation thereof and as of the Closing Date, are reasonable, are made in good faith, represent the Borrower's best judgment as to such matters on the date thereof and do not contain assumptions or methods of calculation which are inconsistent with the requirements of the Loan Documents. Nothing contained in this Section shall constitute a representation or warranty that such future financial performance or results of operations will in fact be achieved.

               3.07. Labor Matters. On the Closing Date, no Loan Party is a party to any collective bargaining agreements with respect to any of its employees.

               3.08. Absence of Undisclosed Liabilities. Except as disclosed in writing to the Lenders, no Loan Party has any liability or obligation of any nature whatever (whether absolute, accrued, contingent or otherwise, whether or not due), forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments, except matters that, individually or in the aggregate, could not have a Material Adverse Effect.

               3.09. Accurate and Complete Disclosure. All information provided (in writing) by or on behalf of any Loan Party to the Agent or any Lender (or to the Persons listed on Schedule 3.09 hereto) pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby (excluding, however, for purposes of this Section 3.09, the projections described in Section
3.06 hereof) is true and accurate in all material respects on the date as of which such information is dated (or, if not dated, when received by the Agent or such Lender, as the case may be) and such information, taken as a whole, which was provided on or prior to the time this representation is made or remade, does not omit to state any material fact necessary to make such information not misleading at such time in light of the circumstances in which it was provided.

               3.10. Commitments. Other than as set forth on Schedule 3.10 hereto or as permitted by Section 6.03 hereof, no Loan Party has received any commitments for financing other than the Commitments.

               3.11. Solvency. On and as of the Closing Date, after consummation of the transactions contemplated herein and after giving effect to all Loans and other obligations and liabilities being incurred on such respective dates in connection therewith, and on the date of each subsequent Loan or other extension of credit hereunder and after giving effect to application of the proceeds thereof in accordance with the terms of the Loan Documents, each of the Borrower and each other Loan Party is and will be Solvent.

               3.12. Margin Regulations. No part of the proceeds of any Loan hereunder will be used for the purpose of buying or carrying any "margin stock," as such term is used in Regulations G and U of the Board of Governors of the Federal Reserve System, as amended from time to time, or to extend credit to others for the purpose of buying or carrying any "margin stock". No Loan Party is engaged in the business of extending credit to others for the purpose of buying or carrying "margin stock". No Loan Party owns any "margin stock". Neither the making of any Loan nor any use of proceeds of any such Loan will violate or conflict with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

               3.13. Subsidiaries. Except as otherwise specifically permitted by this Agreement, the Borrower has no Subsidiaries other than IDI, New Millennium Building Systems, LLC and SDI Investment Company and other than, on and after such date, if any, as the Borrower shall acquire 50% of the capital stock of OmniSource Corporation pursuant to the transaction described in Schedule 6.05 hereto, Omni Dynamic Aviation, LLC.

               3.14. Partnerships, etc. Except as set forth on Schedule 3.14 hereto or as otherwise specifically permitted by this Agreement, no Loan Party is a partner (general or limited) of any partnership, is a party to any joint venture or is an owner (beneficially or of record) of any equity or similar interest in any Person (including but not limited to any interest pursuant to which the Borrower has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person).

               3.15. Ownership and Control. Schedule 3.15 hereto states, as of the Closing Date, the authorized capitalization of each Loan Party, the number of shares of each class of capital stock issued and outstanding of each Loan Party and the number and percentage of outstanding shares of each such class of capital stock and the names of the record owners of such shares and, to the Borrower's knowledge, the beneficial owners of such shares. The outstanding shares of capital stock of each Loan Party have been duly authorized and validly issued and are, except as designated on such Schedule 3.15, fully paid and nonassessable. There are no options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptive rights or other rights, agreements or arrangements (contingent or otherwise) which may in any circumstances now or hereafter obligate any Loan Party to issue any shares of its capital stock or any other securities, except for matters set forth in such Schedule 3.15, and except for matters which are permitted by the terms hereof and notice of which is provided by the Borrower to the Agent. Schedule 3.15 hereof describes as of the Closing Date all options, rights, purchase agreements, buy-sell agreements, restrictions on transfer, pledges, proxies, voting trusts, powers of attorney, voting agreements and other agreements, instruments or arrangements to which any Loan Party is a party or is subject or bound, or to which any record or beneficial owner of capital stock of any Loan Party is a party or is subject or bound, which pertain to any shares of capital stock (now or hereafter outstanding) of any Loan Party, including any matter which may affect beneficial or record ownership thereof or transferability thereof or voting rights with respect thereto.

               3.16. Litigation. Except as set forth in Schedule 3.16 hereto (such exception to be applicable only so long as there shall have occurred no material adverse development in, or with respect to, any of the litigation described on such Schedule or the subject matter thereof and only so long as the Borrower continues to have the beliefs expressed in such Schedule), there is no pending or, to the Borrower's knowledge, threatened action, suit, claim, proceeding or investigation by or before any Governmental Authority against or affecting any Loan Party which could, if adversely determined, have a Material Adverse Effect.

               3.17. Absence of Events of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default.

               3.18. Absence of Other Conflicts. None of the Loan Parties is in violation of or conflict with, or is subject to any contingent liability on account of any violation of or conflict with:

               (a) any Requirement of Law,

               (b) its certificate or articles of incorporation or by-laws (or other constituent documents), or

               (c) any Contractual Obligations to which it is party, which violation or conflict could have a Material Adverse Effect.

               3.19. Insurance. Each Loan Party maintains with financially sound and reputable insurers the insurance required by Section 5.02 hereof.

               3.20. Title to Property. Each Loan Party has good and marketable title in fee simple to all real property owned or purported to be owned by it and good title to all other property of whatever nature owned or purported to be owned by it, in each case free and clear of all Liens, other than Permitted Liens.

               3.21. Intellectual and Other Property. Each Loan Party owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, service, fictitious or otherwise), copyrights, technology, processes, data bases and other rights, free from burdensome restrictions, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others in any material respect.

               3.22. Taxes. All tax and information returns required to be filed by or on behalf of each Loan Party have been properly prepared, executed and filed, except when the failure to do so could not have a Material Adverse Effect. All taxes, assessments, fees and other governmental charges upon any Loan Party or upon any of its properties, incomes, sales or franchises which are due and payable have been paid other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case adequate reserves and provisions for taxes have been made on the books of such Loan Party. The reserves and provisions for taxes on the books of each Loan Party are adequate for all open years and for its current fiscal period. The Borrower does not know of any proposed additional assessment or basis for any material assessment for additional taxes against any Loan Party (whether or not reserved against) except assessments or basis therefor which could not have a Material Adverse Effect.

               3.23. Employee Benefits. Schedule 3.23 hereof sets forth as of the Closing Date a list of all Plans and Multiemployer Plans, and all information available to the Borrower with respect to the direct, indirect or potential withdrawal liability to any Multiemployer Plan of any Loan Party or any Controlled Group Member. On the Closing Date, except as set forth in
Schedule 3.23 hereof, no Loan Party has any liability (contingent or otherwise) for or in connection with, and none of their respective properties is subject to a Lien in connection with, any Pension-Related Event.

               3.24.  Environmental Matters.

               (a) Each Loan Party, and to the Borrower's knowledge each of its Environmental Affiliates, is and has been in compliance with all applicable Environmental Laws, except where the failure to so comply, individually or in the aggregate, could not have a Material Adverse Effect. There are no circumstances that may prevent or interfere with such compliance by any Loan Party in the future.

               (b) All Environmental Approvals necessary for the ownership and operation of any Loan Party's properties, facilities and businesses as presently owned and operated and as presently proposed to be owned and operated have been issued and are in full force and effect.

               (c) There is no Environmental Claim pending or, to the Borrower's knowledge, threatened, and there are no past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by any Loan Party or, to Borrower's knowledge, any of its Environmental Affiliates) that could form the basis of any Environmental Claim, against any Loan Party or any of its Environmental Affiliates, except matters which, individually or in the aggregate, could not have a Material Adverse Effect.

               (d) No facility or property now or previously owned, operated or leased by any Loan Party is an Environmental Cleanup Site. Neither any Loan Party nor, to Borrower's knowledge, any of its Environmental Affiliates has directly transported or directly arranged for the transportation of any material quantities of Environmental Concern Materials to any Environmental Cleanup Site, except matters which, individually or in the aggregate, could not have a Material Adverse Effect. No Lien exists, and no condition exists which could result in the filing of a Lien, against any property of any Loan Party or any of its Environmental Affiliates, under any Environmental Law.

               3.25 Potential Conflicts of Interest. As of the Closing Date, except for the Equity Agreements, the Employment Agreements and as set forth on
Schedule 3.25, to the best knowledge of the Borrower, without independent investigation, no Affiliate of the Borrower: (a) owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Borrower or any of its Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Borrower or any of its Subsidiaries uses in the conduct of business; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Borrower or any of its Subsidiaries, except for claims in the ordinary course of business.


                                   ARTICLE IV
                              CONDITIONS OF LENDING

               4.01. Conditions to Initial Loans. The obligation of each Lender to make Loans on the Closing Date is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan, of the following conditions precedent, in addition to the conditions precedent set forth in
Section 4.02 hereof:

               (a) Agreement; Notes; Fees. The Agent shall have received an executed counterpart of this Agreement for each Lender, duly executed by the Borrower, and executed Notes conforming to the requirements hereof, duly executed on behalf of the Borrower and each Lender shall have received the fees set forth in Section 2.04 hereof.

               (b) Corporate Proceedings. The Agent shall have received, with a counterpart for each Lender, certificates by the Secretary of each Loan Party dated as of the Closing Date as to (i) true copies of the certificate or articles of incorporation and by-laws (or other constituent documents) of such Loan Party in effect on such date, (ii) true copies of all corporate action taken by such Loan Party relative to this Agreement and the other Loan Documents (and amendments thereto) being delivered on the Closing Date and (iii) the incumbency and signature of the respective officers of such Loan Party executing this Agreement, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Agent shall have received, with a copy for each Lender, certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated not more than 30 days before the Closing Date showing the good standing of each Loan Party in its state of incorporation and each state in which it does business.

               (d) Legal Opinions. The Agent shall have received, with an executed counterpart for each Lender, opinions addressed to the Agent and each Lender, dated the Closing Date, of Barrett & McNagny, counsel to the Borrower, as to such matters as may be requested by any Lender and in form and substance satisfactory to the Lenders.

               (e) Officers' Certificates. The Agent shall have received, with an executed counterpart for each Lender, certificates from such officers of each Loan Party as to such matters as the Agent or any Lender may request.

               (f) Fees, Expenses, etc. All other fees and compensation required to be paid to the Agent or the Lenders pursuant hereto or pursuant to any other written agreement on or prior to the Closing Date shall have been paid or received.

               (g) Borrower/IDI Credit Facility . The Borrower and IDI shall have entered into an agreement in form and substance satisfactory to the Lenders providing for a credit facility by the Borrower to IDI in the amount of $55,000,000.

               (h) IDI Subordination Agreement. The Borrower and the lender parties to the IDI Credit Agreement shall have entered into a subordination agreement in the form of Exhibit F hereto.

               (i) IDI Amendment. IDI shall have entered into a Fifth Amendment with respect to the IDI Credit Agreement in form and substance satisfactory to the Lenders.

               (j) SDI Amendment. SDI shall have entered into a Second Amendment with respect to the Existing Credit Agreement in form and substance satisfactory to the Lenders.

               (k) Additional Matters. The Agent shall have received such other certificates, opinions, documents and instruments as may be requested by any Lender. All corporate and other proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Agent and each Lender.

               4.02. Conditions to All Loans. The obligation of each Lender Party to make any Loan is subject to the performance by each Loan Party of its obligations to be performed hereunder or under the other Loan Documents on or before the date of such Loan, satisfaction of the conditions precedent set forth herein and in the other Loan Documents and to satisfaction of the following further conditions precedent:

               (a) Notice. Appropriate notice of such Loan shall have been given by the Borrower as provided in ARTICLE II hereof.

               (b) Representations and Warranties. Each of the representations and warranties made by the Borrower in ARTICLE III hereof (excluding
        Section 3.06) or made by any Loan Party in each other Loan Document shall be true and correct in all material respects on and as of such date as if made on and as of such date, both before and after giving effect to the Loans requested to be made or issued on such date; provided, however, that, with respect to Section 3.16, the condition precedent in this paragraph (c) shall not be deemed to be unsatisfied solely as a result of a pending or threatened action, suit, proceeding or investigation (i) which is the subject of a currently dated certificate of the Borrower delivered to the Agent stating that the Borrower believes such action, suit, proceeding or investigation is without merit and (ii) as to which the Required Lenders have reasonably determined that an outcome adverse to each Loan Party affected thereby is remote.

               (d) No Defaults. No Event of Default or Potential Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

               (e) No Violations of Law, etc. Neither the making nor use of the Loans shall cause any Lender to violate or conflict with any Requirement of Law.

               (f) No Material Adverse Change. There shall not have occurred a material adverse change in the business, operations, assets or condition (financial or otherwise) of the Borrower or of the Borrower Group since the date of the most recently delivered audited financial statements provided to the Agent in accordance with Section 5.01(a) hereof. There shall not have occurred any other event, act or condition which could have a Material Adverse Effect.

               (g) Availability for Advances to IDI. In the case of the making of any Loans the proceeds of which will be used for a purpose other than immediate advance of the full amount thereof by SDI to IDI, the sum of
        (i) the Unborrowed Committed Amounts of the Banks after giving effect to the making of such Loans plus (ii) the outstanding principal amount of advances made by SDI to IDI after December 31, 1999 shall be equal to or greater than $25,000,000.

Each request by the Borrower for any Loan shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section 4.02 have been satisfied as of the date of such request (except that no representation or warranty will be deemed to be made as to whether the Required Lenders have made the determination referred to in the proviso to paragraph (c) above). Failure of the Agent to receive notice from the Borrower to the contrary before such Loan is made shall constitute a further representation and warranty by the Borrower that the conditions referred to in this Section 4.02 have been satisfied as of the date such Loan is made.

                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

               The Borrower hereby covenants to the Agent and each Lender as follows:

               5.01.  Basic Reporting Requirements.

               (a) Annual Audit Reports. As soon as practicable, and in any event within 90 days after the close of each fiscal year of the Borrower, the Borrower shall furnish to the Agent, with a copy for each Lender, consolidated and consolidating statements of income, cash flows and changes in stockholders' equity of the Borrower and the Borrower Group for such fiscal year and consolidated and consolidating balance sheets of the Borrower and the Borrower Group as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year. Such consolidated financial statements shall be accompanied by an opinion of Ernst & Young or other independent certified public accountants of recognized national standing selected by the Borrower. Such opinion shall be free of exceptions or qualifications other than exceptions for accounting changes. Such opinion in any event shall contain a written statement of such accountants substantially to the effect that (i) such accountants examined such financial statements in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances and (ii) in the opinion of such accountants such financial statements present fairly in all material respects the financial position of the Borrower and the Borrower Group as of the end of such fiscal year and the results of operations and cash flows and changes in stockholders' equity for such fiscal year, in conformity with GAAP. The Borrower shall deliver to the Agent, with a copy for each Lender, an Annual Compliance Certificate in substantially the form set forth as Exhibit D hereto, duly completed and signed by a Responsible Officer of the Borrower concurrently with the delivery of the financial statements referred to in this Section 5.01(a).

               (b) Quarterly Reports. As soon as practicable, and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower shall furnish to the Agent, with a copy for each Lender, unaudited consolidated and (unless the Borrower has no Subsidiaries) consolidating statements of income, cash flows and changes in stockholders' equity of the Borrower and the Borrower Group for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter and unaudited consolidated and (unless the Borrower has no Subsidiaries) consolidating balance sheets of the Borrower and the Borrower Group as of the close of such fiscal quarter, and notes to each which would be required to be included in a Form 10-Q quarterly report of the Borrower filed in accordance with the Securities Exchange Act of 1934, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the balance sheet, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end). Such financial statements shall be certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial position of the Borrower and of the Borrower Group as of the end of such fiscal quarter and the results of operations and cash flows and changes in stockholders' equity for such fiscal year, in conformity with GAAP, subject to normal and recurring year-end audit adjustments. The Borrower shall deliver to the Agent, with a copy for each Lender, a Quarterly Compliance Certificate in substantially the form set forth as Exhibit E hereto, duly completed and signed by a Responsible Officer of the Borrower concurrently with the delivery of the financial statements referred to in this Section 5.01(b).

               (c) Business Plan. Prior to the end of each fiscal year of the Borrower, the Borrower shall furnish to the Agent, with a copy for each Lender, a certificate signed by a Responsible Officer on behalf of the Borrower containing the Borrower Group's business plan for the next fiscal year.

               (d) Commercial Finance Reports. At such times as the Agent or the Required Lenders shall reasonably specify from time to time in writing, which may be as frequently as quarterly (and which may be more frequently if a Potential Default or Event of Default has occurred and is continuing), the Borrower shall furnish to the Agent, with a copy for each Lender, a report of a Responsible Officer of the Borrower setting forth such matters pertaining to the working capital of the Borrower and of the Borrower Group and in such detail as the Agent may specify from time to time, which may include, among other things, information as to receivables (which may include, among other things, a breakout of aging and collections, identification of each receivable, obligor, due date and original invoice date, identification of write-offs and changes made in reserves for bad debts, and identification of any extension of the maturity of, refinancing or other material change in the terms of any receivables), inventory (which may include, among other things, a breakdown of the amount of inventory by type (raw materials, work-in-progress and finished goods), by location, and identification of write-offs and write-downs), payables (which may include, among other things, a breakout of aging and payments), sales, credits collections, backlog, and forecasts.

               (e) Certain Other Reports and Information. Promptly upon their becoming available to the Borrower (and in any event, in the case of clauses
(iv) and (v) of this definition, within ninety days after the end of each fiscal quarter), the Borrower shall deliver to the Agent, with a copy for each Lender, a copy of (i) all regular or special reports, registration statements and amendments to the foregoing which the Borrower shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange,
(ii) all reports, proxy statements, financial statements and other information distributed by the Borrower to its stockholders, bondholders or the financial community generally and (iii) all accountants' management letters pertaining to, all other reports submitted by accountants in connection with any audit of, and all other material reports from outside accountants with respect to, any Loan Party.

               (f) Further Information. The Borrower will promptly furnish to the Agent, with a copy for each Lender, such other information and in such form as the Agent or any Lender may reasonably request from time to time.

               (g) Notice of Certain Events. Promptly upon becoming aware of any of the following, the Borrower shall give the Agent notice thereof, together with a written statement of a Responsible Officer of the Borrower setting forth the details thereof and any action with respect thereto taken or proposed to be taken by the Borrower:

               (i) Any Event of Default or Potential Default.

               (ii) Any material adverse change in the business, operations or condition (financial or otherwise) or prospects of any Loan Party or of the Borrower Group.

               (iii) (A) Any pending or threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting any Loan Party which seeks damages in excess of $500,000 or which, if adversely determined, could have a Material Adverse Effect and
        (B) each adverse or material development in any litigation described on
        Schedule 3.16 to this Agreement.

               (iv) Any material violation, breach or default by any Loan Party of or under any agreement or instrument to which such Loan Party is a party material to the business, operations, condition (financial or otherwise) or prospects of such Loan Party, the Borrower or the Borrower Group.

               (v) Any amendment or supplement to, or extension, renewal, refinancing, or refunding of, or waiver by any other party thereto of any right under or conditions of, any agreement or instrument creating, evidencing or securing any Indebtedness or Guaranty Equivalent of any Loan Party, or any agreement or instrument material to the business, operations, condition (financial or otherwise) or prospects of any Loan Party or the Borrower Group, and any negotiations pertaining to any of the foregoing.

               (vi) Any Pension-Related Event. Such notice shall be accompanied by a copy of any notice, request, return, petition or other document received by any Loan Party or any Controlled Group Member from any Person, or which has been or is to be filed with or provided to any Person (including without limitation the Internal Revenue Service, PBGC or any Plan participant, beneficiary, alternate payee or employer representative), in connection with such Pension-Related Event.

               (vii) Any Environmental Claim pending or threatened against any Loan Party or any of its Environmental Affiliates, or any past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by any Loan Party or any of its Environmental Affiliates) that could form the basis of such Environmental Claim, which Environmental Claim, if adversely resolved, individually or in the aggregate, could have a Material Adverse Effect.

               (viii) Any lapse or other termination of a government permit or other Governmental Action (unless such permit or Action is no longer necessary) in connection with the Loan Documents, or any dispute between any Loan Party and any Governmental Authority which may have a Material Adverse Effect.

               (ix) Any Loan Party becoming a party to a collective bargaining agreement with respect to any of its employees.

               (h) Notices Under Other Agreements. Concurrently with any Loan Party's delivery or receipt thereof, the Borrower shall provide the Agent with copies of any reports, certificates or notices furnished by any Loan Party to any other party to any agreement or instrument creating, evidencing or securing any Indebtedness or Guaranty Equivalent of any Loan Party, or any agreement or instrument material to the business, operations, condition (financial or otherwise) or prospects of any Loan Party or of the Borrower Group, or received by any Loan Party from any other party to any of the foregoing.

               (i) Visitation; Verification. Upon reasonable prior notice, the Borrower shall permit (and cause each Loan Party to permit) the Agent or any Lender or its accountants, attorneys or other agents to visit and inspect any of the properties of any Loan Party, to examine its books and records and take copies and extracts therefrom and to discuss its affairs with its directors, officers, employees and independent accountants at such times and as often as the Agent or any Lender may reasonably request; provided, that a Loan Party shall have the right to have an officer present at any discussion with its employees; and provided, further, that the Lenders (as opposed to the Agent) shall not have any right under this Section to examine any proprietary technical information of the Borrower; the foregoing shall not preclude walk-through visits of the properties of a Loan Party by the Agent or any Lender. The Borrower hereby authorizes (and directs each Loan Party to authorize) such officers, employees and independent accountants to discuss with the Agent or any Lender the affairs of any Loan Party. The Agent and the Lenders shall have the right to examine and verify accounts, inventory and other properties and liabilities of each Loan Party from time to time, and the Borrower shall cooperate with the Agent and the Lenders in such verification. Any such inspection or examination shall be for the protection of the Agent and the Lenders and neither the Agent nor any Lender shall have any responsibility to any Loan Party or any other Person for any deficiency in construction or variance from specifications which may be revealed by any inspection by the Agent or any Lender, whether or not discovered by any of such Persons.

               (j) Environmental Audit. The Agent or the Required Lenders shall have the right from time to time upon reasonable notice to designate such Persons ("Environmental Auditors") as the Agent may select to visit, inspect and have access to any of the properties, products or wastes of each Loan Party and, to the extent possible, its Environmental Affiliates, for the purpose of investigating whether there may be a basis for any Environmental Claim or any condition which could result in any liability, cost or expense to the Agent or any Lender; provided that unless an Event of Default or Potential Default shall have occurred and be continuing, or unless there is reasonable cause, such visitation and investigation shall not occur more than once during any period of two calendar years. Such investigation may include, among other things, above and below ground testing for the presence of Environmental Concern Materials and such other tests as may be necessary or advisable in the opinion of the Agent, after consultation with the Borrower. The Borrower will supply to the Environmental Auditors such historical and operational information, including the results of all samples sent for analysis, correspondence with Governmental Authorities and environmental audits or reviews regarding properties, products and wastes of each Loan Party or its Environmental Affiliates as are within its possession, custody or control, or which are available to it, and will make available for meetings with the Environmental Auditors appropriate personnel employed by or consultants retained by the Borrower having knowledge of such matters.

               5.02. Insurance. The Borrower shall, and shall cause each other Loan Party to, (a) maintain with financially sound and reputable insurers insurance with respect to the Phase I Project, the Phase II Project and its business and against such liabilities, casualties and contingencies and of such types and in such amounts as is satisfactory to the Required Lenders (including without limitation product and other liability, casualty, workers' compensation and umbrella coverage, and such insurance described on Schedule 5.02 hereof),
(b) provide that such insurance cannot terminate, expire, be canceled or amended in any material respect without 30 days' prior notice to the Agent, (c) furnish to each Lender from time to time upon reasonable request the policies under which such insurance is issued, certificates of insurance and such other information relating to such insurance as such Lender may reasonably request,
(d) cause the insurance policies to contain (i) a "replacement cost endorsement", (ii) a standard first mortgagee endorsement, without contribution, substantially equivalent to the New York standard mortgagee endorsement, and
(iii) an endorsement that any loss shall be payable in accordance with the terms of such policy notwithstanding any act or negligence of any Loan Party which might otherwise give rise to a defense by the insurer, and (e) provide such other insurance and endorsements as are required by this Agreement and the other Loan Documents.

               5.03. Payment of Taxes and Other Potential Charges and Priority Claims. The Borrower shall, and shall cause each other Loan Party to, pay or discharge

               (a) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it or any of its properties;

               (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and

               (c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Borrower or such Loan Party in a case under Title 11 (Bankruptcy) of the United States Code, as amended;

provided, that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced the Loan Parties need not pay or discharge any such tax, assessment, charge or claim so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted and
(y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

               5.04. Preservation of Corporate Status. The Borrower shall, and shall cause each other Loan Party to, maintain its status as a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and, unless failure to do so could not have a Material Adverse Effect, to be duly qualified to do business as a foreign corporation and in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary or advisable.

               5.05. Governmental Approvals and Filings. The Borrower shall, and shall cause each other Loan Party to, keep and maintain in full force and effect all Governmental Actions necessary or advisable in connection with execution and delivery of any Loan Document by any Loan Party, consummation by each Loan Party of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof by any Loan Party or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

               5.06. Maintenance of Properties. The Borrower shall, and shall cause each other Loan Party to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) the properties now or hereafter owned, leased or otherwise possessed by it so that the business carried on in connection therewith may be conducted at all times in accordance with customary mini-mill practice.

               5.07. Avoidance of Other Conflicts. The Borrower shall, and shall cause each other Loan Party to, not violate or conflict with, be in violation of or conflict with, or be or remain subject to any liability (contingent or otherwise) on account of any violation or conflict with

               (a) any Requirement of Law (including without limitation any Environmental Law),

               (b) its certificate or articles of incorporation of by-laws (or other constituent documents), or

               (c) any Contractual Obligations to which it is party,

which violation could have Material Adverse Effect.

               5.08. Financial Accounting Practices. The Borrower shall, and shall cause each other Loan Party to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP, and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               5.09. Use of Proceeds. The Borrower shall apply the proceeds of the Loans to make loans to IDI and for general corporate purposes (reference being made to Section 4.02(g) in that connection). The Borrower shall not use, or permit the use of, the proceeds of any Loans hereunder directly or indirectly for any unlawful purpose, in any manner inconsistent with Section 3.12 hereof, or inconsistent with any other provision of any Loan Document.

               5.10. Continuation of or Change in Business. The Borrower shall, and shall cause each other Loan Party to, continue to engage in its business as currently contemplated, and, except as specifically permitted by Section 6.05(e), no Loan Party shall engage in any other business.

               5.11. Consolidated Tax Return. The Borrower shall not, and shall not permit any other Loan Party to, file or consent to the filing of any consolidated income tax return with any Person other than a Loan Party.

               5.12. Fiscal Year. The Borrower shall not change its fiscal year or fiscal quarter or permit any other Loan Party to do so.


                                   ARTICLE VI
                               NEGATIVE COVENANTS

               The Borrower hereby covenants to the Agent and each Lender as follows:

               6.01.  Financial Covenants.

               (a) Leverage Ratio. The Leverage Ratio shall not, for any period of four consecutive fiscal quarters ending prior to March 31, 2002, exceed 5.0 to 1 and shall not, for any period of four consecutive fiscal quarters ending on or after March 31, 2002, exceed 4.0 to 1.

               (b) Tangible Net Worth. From and after the Closing Date, Tangible Net Worth shall not at any time be less than the sum of (i) $187,000,000 and
(ii) 50% of Cumulative Net Income at such time incurred since the Restatement Date (as defined in the Existing Credit Agreement).

               (c) Interest Coverage. For any period of four consecutive fiscal quarters, the ratio of EBITDA for such period to Interest Expense for such period shall not be less than 2.0 to 1.

               6.02. Liens. The Borrower shall not, and shall not permit any other Loan Party to, at any time create, incur, assume or suffer to exist any Lien on any of its property (now owned or hereafter acquired), or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following ("Permitted Liens"):

               (a) Liens which are granted by the Borrower to secure its obligations under or with respect to the Existing Credit Agreement;

               (b) Liens which are granted by the Borrower pursuant to the Development Package, or permitted refinancings thereof, whether existing on or after the date hereof (and described on Schedule 6.02 hereof);

               (c) Liens arising from taxes, assessments, charges or claims described in Section 5.03 hereof that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the proviso to such Section 5.03;

               (d) Deposits or pledges of cash or securities in the ordinary course of business to secure (i) workmen's compensation, unemployment insurance or other social security obligations, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases, (iii) stay, surety or appeal bonds, or (iv) other obligations of a like nature incurred in the ordinary course of business;

               (e) Easements, rights of way and other restrictions on the use of real property which are permitted under the Existing Credit Agreement;

               (f) Liens described on Schedule 6.02(f) and Liens on property of the Borrower securing all or part of the purchase price thereof, provided that: (i) such Lien is created before or substantially simultaneously with the purchase of such property by the Borrower, (ii) such Lien is confined solely to the property so purchased and proceeds thereof, (iii) the aggregate amount secured by all such Liens on any particular property at the time purchased by the Borrower shall not exceed the lesser of the purchase price of such property and the fair market value of such property at the time of purchase, (iv) such property shall not consist of anything integral to casters, rolling mills, cold mills, furnaces or the production of steel,
        (v) the purchase price of such property shall have been included in the calculation required by Section 6.13 hereof and (vi) the aggregate amount secured by all Liens described in this Section 6.02(f) shall not at any time exceed $5,000,000;

               (g) Liens on accounts receivable of any Loan Party in favor of the Borrower; and

               (h) Liens incurred in connection with governmental incentive financing covering property of the Borrower comprising part of a new project having an original total cost exceeding $200,000,000 which is constructed on a site other than on the Project Site, which property covered by such Liens has an original cost not exceeding, and secures Indebtedness not exceeding, $65,000,000 for each such new project.

"Permitted Lien" shall in no event include any Lien imposed by, or required to be granted pursuant to, ERISA or any Environmental Law. Nothing in this Section
6.02 shall be construed to limit any other restriction on Liens imposed otherwise in the Loan Documents.

               6.03. Indebtedness. The Borrower shall not, and shall not permit any other Loan Party to, at any time create, incur, assume or suffer to exist any Indebtedness, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

               (a) Indebtedness to the Lenders and the Agent pursuant to this Agreement and the other Loan Documents;

               (b) The Indebtedness of the Borrower incurred pursuant to the Development Package and refinancings thereof on the same terms (other than interest rate or a longer maturity), each as listed on Schedule
        6.03 hereof, but in no case any extensions or renewals thereof, and the Indebtedness of the Borrower incurred pursuant to the Reimbursement Agreement, dated as of May 23, 1995, between the Borrower, National City Bank, Indiana and Indiana Development Finance Authority and refinancings thereof on the same terms (other than interest rate or a longer maturity);

               (c) Accounts payable to trade creditors arising out of purchases of goods or services in the ordinary course of business, provided that
        (i) such accounts payable are payable not later than 90 days after the original invoice date according to the original terms of sale, and (ii) as of the end of each calendar month, not more than 15% of such accounts payable are more than 90 days past due, and not more than 5% of such accounts payable are more than 120 days past due, in each case according to the original terms of sale (except to the extent that any such account payable is being contested in good faith and by appropriate proceedings diligently conducted and so long as such reserves or other appropriate provisions as may be required by GAAP shall have been made with respect therefor);

               (d) Any licensing or royalty fees owed by the Borrower in the ordinary course of business, including such fees payable to SMS pursuant to the SMS Documents;

               (e) Indebtedness secured by Liens permitted by Section 6.02(f) or
        Section 6.02(h) hereof;

               (f) Unsecured Indebtedness of the Borrower in an aggregate principal amount not exceeding $10,000,000 at any time outstanding;

               (g) Indebtedness of another Loan Party to the Borrower as to which the Borrower's rights are subject to a first perfected Lien in favor of the Agent;

               (h) Indebtedness of a Subsidiary of the Borrower to the Borrower to the extent permitted by Exhibit B hereto;

               (i) Indebtedness of IDI (x) pursuant to, or otherwise permitted under Section 6.03 of, the IDI Credit Agreement, (y) pursuant to lending arrangements with General Electric Capital Corporation or another lender arranged by American Electric Power Company in a principal amount not exceeding $6,500,000 and (z) to the Borrower in a principal amount not exceeding $75,000,000;

               (j) Indebtedness pursuant to the Existing Credit Agreement;

               (k) Specified Unsecured Placed Debt;

               (l) Indebtedness of New Millennium Building Systems, LLC pursuant to lending arrangements with its lender group in a principal amount not to exceed $30,000,000; and

               (m) Unsecured subordinated (such subordination to be pursuant to terms satisfactory to the Required Lenders) Indebtedness of the Borrower in an aggregate principal amount not to exceed $30,000,000 pursuant to notes issued by the Borrower to shareholders of OmniSource Corporation in partial payment of the purchase price for the purchase by the Borrower from such shareholders of fifty percent of the capital stock of OmniSource Corporation.

               6.04. Guaranties, Indemnities, etc. The Borrower shall not be or become subject to or bound by any Guaranty Equivalent, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, and shall not permit any other Loan Party to do so, except:

               (a) Guaranty Equivalents existing on the Closing Date and listed in Schedule 6.04 hereto;

               (b) Contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business;

               (c) Indemnities by the Borrower or another Loan Party of the liabilities of its directors or officers in their capacities as such pursuant to provisions presently contained in their certificate or articles of incorporation or by-laws (or other constituent documents) or as permitted by Law;

               (d) Contingent liabilities arising from the Interest Rate Protection Agreements;

               (e) Indemnities by the Borrower under the Reimbursement Agreement described in Section 6.03(b) hereof or related documents with respect to the bond transactions contemplated by such Reimbursement Agreement; and

               (f) A guaranty by the Borrower of the Indebtedness of New Millennium Building Systems, LLC pursuant to lending arrangements with its lender group which guaranty obligation shall not exceed $10,000,000.

               6.05. Loans, Advances and Investments. The Borrower shall not, and shall not permit any Loan Party to, at any time make or suffer to exist or remain outstanding any loan or advance to, or purchase, acquire or own (beneficially or of record) any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to or other investment in, any other Person, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

               (a) Loans and investments existing on the Closing Date and listed in Schedule 6.05 hereof;

               (b) Receivables owing to the Borrower arising from sales of inventory under usual and customary terms in the ordinary course of business; and loans and advances extended by the Borrower to subcontractors or suppliers (excluding subcontractors or suppliers who are Affiliates of the Borrower) under usual and customary terms in the ordinary course of business;

               (c) Advances to officers and employees, other agents and independent contractors of the Borrower to meet expenses incurred by such persons in the ordinary course of business or for relocation and in amounts at any time outstanding not exceeding $50,000 to any one officer or employee and $500,000 in the aggregate;

               (d)  Cash Equivalent Investments;

               (e) Investments of the Borrower (or, to the extent permitted by paragraph (f) below, of a Subsidiary of the Borrower) in Subsidiaries, partnerships or other joint ventures (including without limitation New Millennium Building Systems, LLC and OmniSource Corporation (but limited, in the case of OmniSource Corporation, to fifty percent of the capital stock thereof acquired in a transaction described on Schedule
        6.05 to the Second Amendment to the Existing Credit Agreement)) related to the Borrower's steel production business which are included in the calculations to determine compliance with Section 6.13 hereof and which in the aggregate, when added to the aggregate amount paid for all acquisitions by the Borrower of all or a substantial portion of the properties of another Person, do not exceed an amount equal to $90,000,000 plus 35% of Cumulative Annual Change in Net Worth in the case of investments in entities in which the Borrower or a Subsidiary has an equity interest equal to or greater than 10% of the total equity interests in the applicable entity and do not exceed an amount equal to $10,000,000 plus 25% of Cumulative Annual Change in Net Worth in the case of other investments;

               (f) Investments in one or more Subsidiaries of the Borrower at the times and in the amounts set forth on Exhibit DD-1997 to the Existing Agreement, but only for so long as the operations of each such Subsidiary are conducted in accordance with the requirements of such Exhibit B;

               (g) Equity investments in IDI not to exceed an aggregate amount of $105,000,000, which may be either equity investments or loans (which loans may be subordinated to other Indebtedness of IDI) and which shall include any extraordinary legal costs paid by SDI for the benefit of IDI under the Administration Agreement between SDI and IDI;

               (h) Investment of the Borrower in an amount not to exceed $1,250,000 in economic redevelopment revenue bonds to be issued by DeKalb County, Indiana, and to be repaid from the incremental increase in tax revenues generated as a result of the construction of the New Millennium Building Systems, LLC project; and

               (i) An Investment comprising not more than fifty percent of the capital stock of OmniSource Corporation pursuant to the transaction described on Schedule 6.05 hereto.

By way of illustration, and without limitation, it is understood that the Borrower (for example) shall be deemed to have made an advance to an Affiliate of the Borrower (for example): (x) to the extent that the Borrower transfers any property to or performs any service for such Affiliate, and (y) to the extent that the Borrower pays any obligation of such Affiliate. The amount of such advance shall be deemed to be, in the case of clause (x), the fair value of the property so transferred or services so performed (but not less than cost), and in the case of clause (y), the amount so paid by the Borrower.

               6.06. Dividends and Related Distributions. The Borrower shall not declare or make any Stock Payment, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, and shall not permit any other Loan Party to do so, except as follows:

               (a) The Borrower may, if no Event of Default or Potential Default exists or is continuing or would result from the making of the purchase described hereinafter, pay up to $5,500,000 in cash to repurchase stock of the Borrower from any of the individuals employed by the Borrower listed on Schedule 6.06 hereof, provided that a minimum aggregate equity interest in the Borrower of 7.5% shall be owned by the remaining members of the Borrower's management;

               (b) A wholly-owned Subsidiary of the Borrower may pay dividends to the Borrower; and

               (c) The Borrower may, if no Event of Default or Potential Default exists or is continuing or would result from the payment of the Stock Payment described hereinafter, from and after the Closing Date, make Stock Payments in an aggregate cumulative amount not exceeding cumulative Net Income for the period from January 1, 1997 through the then most recently completed fiscal quarter.

               6.07. Sale-Leasebacks. Except as part of the Development Package or as part of the governmental incentive financing referred to in and permitted by Section 6.02(h) above, the Borrower shall not at any time enter into or suffer to remain in effect any transaction to which the Borrower is a party involving the sale, transfer or other disposition by the Borrower of any property (now owned or hereafter acquired), with a view directly or indirectly to the leasing back of any part of the same property or any other property used for the same or a similar purpose or purposes, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, and shall not permit any other Loan Party to do so.

               6.08. Leases. Except as part of the Development Package or as part of the governmental incentive financing referred to in and permitted by
Section 6.02(h) above, the Borrower shall not at any time enter into or suffer to remain in effect any lease, as lessee, of any property, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, or permit any other Loan Party to do so, except operating leases of data processing equipment, office equipment, transportation equipment and other manufacturing equipment or office space used by the lessee in the ordinary course of business, provided that such leases will not result in the payment or accrual by the Borrower Group of more than $2,000,000 in the aggregate in any twelve-month period and no such lease has a term longer than seven years; and provided further that such leases will not result in the payment or accrual by all Loan Parties other than the Borrower of more than $100,000 in the aggregate in any twelve-month period.

               6.09. Mergers, Acquisitions, etc. The Borrower shall not, and shall not permit any other Loan Party to, (v) merge with or into or consolidate with any other Person, except that a Loan Party which is a wholly-owned Subsidiary of the Borrower may merge with the Borrower, provided that the Borrower shall be the surviving corporation and no Event of Default or Potential Default shall occur and be continuing or shall exist at such time or after giving effect to such transaction, (w) liquidate, wind-up, dissolve or divide,
(x) acquire all or any substantial portion of the properties of any going concern or going line of business, (y) acquire all or any substantial portion of the properties of any other Person other than in the ordinary course of business, unless such acquisition, if the cost thereof were treated as an investment for purposes of Section 6.05(e) hereof, would not violate Section 6.05(e) or (z) agree, become or remain liable (contingently or otherwise) to do any of the foregoing.

               6.10. Dispositions of Properties. The Borrower shall not, and shall not permit any other Loan Party to, sell, convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, any of its properties, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

               (a) The Borrower and any other Loan Party may sell Inventory in the ordinary course of business;

               (b) The Borrower may, for cash, dispose of assets to non-Affiliates in a maximum aggregate annual amount of $9,000,000;

               (c) In addition to the asset sales permitted by paragraph (b) above and notwithstanding the limitations set forth therein, the Borrower may dispose of assets in a maximum aggregate annual amount of $1,000,000;

               (d) The Borrower may transfer to a Delaware corporation (the "Passive Investment Sub") which is a wholly-owned Subsidiary of the Borrower some or all of its patents and other intellectual property if, and only if, (i) any such transfer shall be subject to the prior perfected security interest of the agent for the benefit of the "Lenders" under the Existing Credit Agreement, in any patents or other intellectual property so transferred, (ii) prior to any such transfer, the Passive Investment Sub shall have executed and delivered to such agent a security agreement, in form and substance satisfactory to such agent, confirming and granting such security interest, together with a guaranty and suretyship agreement executed by the Passive Investment Sub, in form and substance satisfactory to such agent, with respect to the Obligations and such opinions, certificates and other documentation as such agent shall reasonably request, (iii) prior to any such transfer, the Borrower shall have executed and delivered to such agent documentation confirming the grant to such agent, for the benefit of such "Lenders", of a first lien perfected security interest in all ownership interests in the Passive Investment Sub and (iv) the Passive Investment Sub and the Borrower shall have entered into a license agreement with an initial term of five years with respect to the property of the Passive Investment Sub in form and substance satisfactory to such agent and the Borrower shall have granted a first lien perfected security interest in its right, title and interest in such license agreement to such agent pursuant to an amendment to the security agreement in favor of such agent and in form and substance satisfactory to such agent and the Passive Investment Sub shall have consented to such grant by executing and delivering to such agent an agreement in form and substance satisfactory to such agent; and

               (e) The Borrower may lease, as lessor, office space in an office building to be constructed by the Borrower, upon terms mutually acceptable to the Borrower and prospective non-Affiliate tenants.

               6.11. No Plans. The Borrower will not, and will not permit any other Loan Party to, enter into any contract or arrangement pursuant to which any Plan is maintained for any of its employees.

               6.12. Dealings with Affiliates. The Borrower shall not, and shall not permit any other Loan Party to, enter into or carry out any transaction with (including, without limitation, purchase or lease property or services from, sell or lease property or services to, loan or advance to, or enter into, suffer to remain in existence or amend any contract, agreement or arrangement with) any Affiliate of the Borrower, directly or indirectly, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

               (a) Execution and performance of contracts, agreements and arrangements in existence as of the Closing Date and set forth in
        Schedule 6.12 hereof;

               (b) Directors, officers and employees of a Loan Party may be compensated for services rendered in such capacity to such Loan Party (including without limitation management fees paid by the Borrower to Keith Busse and the Designated Managers), provided that such compensation is in good faith and on terms no less favorable to such Loan Party than those that could have been obtained in a comparable transaction on an arm's-length basis from an unrelated Person, and the board of directors of the Borrower (including a majority of the directors having no direct or indirect interest in such transaction) approve the same;

               (c) The Borrower may enter into with IDI, and perform, the Tax Sharing Agreement dated as of December 31, 1996, the Administration Agreement dated on or about May 4, 1998 and the Offtake Agreement dated on or about May 4, 1998 and, so long as IDI is a wholly-owned Subsidiary of the Borrower, the Borrower may enter into such other transactions (not prohibited by other provisions of this Agreement) with, or for the benefit of, IDI as the Borrower deems necessary or desirable for the interests of the Borrower;

               (d) Other transactions in the ordinary course of the Borrower's business with Affiliates in good faith and on terms no less favorable to the Borrower than those that could have been obtained in a comparable transaction on an arm's-length basis from an unrelated Person, and, in the case of any transaction involving consideration of $100,000 or more (other than such a transaction involving consideration less than $1,000,000 and the subject Affiliate would not be an Affiliate if the 5% figure appearing in the penultimate sentence of the definition of "Affiliate" in Section 1.01 hereof were deemed to be 25% in the case of ownership or voting power by GECC and its Affiliates or by J.H. Whitney and Company and its Affiliates), as to which the board of directors of the Borrower (including a majority of the directors having no direct or indirect interest in such transaction) approve such transaction and determine that such terms are no less favorable to the Borrower than those that could have been obtained in a comparable transaction on an arm's-length basis from an unrelated Person; provided, that the Borrower shall not enter into any such transaction or series of related transactions (other than purchases of scrap inventory and sales of finished goods) having a value in excess of $2,000,000 unless the Agent has received a copy of the foregoing resolution of such board of directors to the effect that such transaction is fair to the Borrower from a financial point of view; and

               (e) The Borrower may purchase and own not more than fifty percent of the capital stock of OmniSource Corporation pursuant to the transaction described on Schedule 6.05 hereto.

               6.13. Capital Expenditures. The Borrower shall not, and shall not permit any other Loan Party to, make any Capital Expenditures in any fiscal year in excess of an aggregate amount of $50,000,000 unless the Borrower shall have furnished to the Agent, with copies for the Lenders, at least 30 days prior to the making of such Capital Expenditures, projections giving effect to the cost of such Capital Expenditures which are in form and substance reasonably satisfactory to the Required Lenders and which demonstrate that the Borrower will comply with Section 6.01 hereof notwithstanding the making of such Capital Expenditures.

               6.14. Limitations on Modification of Certain Agreements and Instruments. The Borrower shall not amend, modify or supplement, or suffer any amendment, modification or supplement to, the Stockholders' Agreement among the stockholders of the Borrower or its certificate of incorporation or by-laws (or similar constituent documents) except that the Borrower may, without the consent of the Required Lenders, amend or modify the sections of its certificate of incorporation or bylaws or Stockholders' Agreement listed on Schedule 6.14 hereto and may amend or modify the Stockholders' Agreement to permit the addition of new stockholders whose rights thereunder are not greater than the rights of the original stockholders.

               6.15. Limitation on Other Restrictions on Liens. The Borrower shall not, and shall not permit any other Loan Party to, enter into, become or remain subject to any agreement or instrument to which the Borrower or such Loan Party, as the case may be, is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound that would prohibit the grant of any Lien upon any of its properties (now owned or hereafter required), except:

               (a) The Loan Documents;

               (b) (i) Restrictions pursuant to non-assignment provisions of any executory contract or of any lease by the Borrower as lessee, and (ii) restrictions on granting Liens on property subject to a Permitted Lien for the benefit of the holder of such Permitted Lien to the extent in existence on the Closing Date;

               (c) Restrictions applicable to IDI pursuant to IDI's Credit Agreement referred to in Section 6.03(i) hereof or pursuant to documentation governing the Indebtedness of IDI referred to in clause
        (y) or Section 6.03(i) hereof; and

               (d) Restrictions pursuant to the Existing Credit Agreement.

               6.16. Limitation on Other Restrictions on Amendment of the Loan Documents, etc. The Borrower shall not, and shall not permit any other Loan Party to, enter into, become or remain subject to any agreement or instrument to which the Borrower or such Loan Party, as the case may be, is a party or by it or any of its properties (now owned or hereafter acquired) may be subject or bound that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents, except for the Loan Documents.

               6.17. Maintenance of Business. The Borrower shall not change its primary line of business from that of either constructing, owning and operating a steel mini-mill or constructing, owning and operating a steel mini-mill and one or more scrap substitute manufacturing facilities and shall not permit IDI to change its primary line of business from that of constructing, owning and operating one or more scrap substitute manufacturing facilities.

               6.18. Subsidiaries. The Borrower shall not organize, incorporate, acquire or otherwise suffer to exist any Subsidiaries, except IDI and except for Subsidiaries acquired as permitted by Section 6.05 hereof and except for the Passive Investment Sub. If the Passive Investment Sub shall own any assets or property, the Borrower will, prior to the date on which the license referred to in Section 6.10 hereof (or any other license from the Passive Investment Sub tot he Borrower) has a remaining term of less than one year, cause such license to be extended for an additional term of five years so that the extended term of such license ends not earlier than four years from the original (or previously extended) end of the term of such license.


                                   ARTICLE VII
                                    DEFAULTS

               7.01. Events of Default. An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

               (a) The Borrower shall fail to pay when due principal of any Loan.

               (b) Any Loan Party shall fail to pay when due interest on any Loan, any fees, indemnity or expenses, or any other amount due hereunder or under any other Loan Document and, if such failure is unintentional, such failure shall have continued for a period of five Business Days.

               (c) Any representation or warranty made by any Loan Party in or pursuant to or in connection with any Loan Document, or deemed made by any Loan Party in or pursuant to any Loan Document, or any statement made by any Loan Party in any financial statement, certificate, report or exhibit furnished by any Loan Party to the Agent or any Lender pursuant to or in connection with any Loan Document, shall prove to have been false or misleading in any material respect as of the time when made or deemed made (including by omission of material information necessary to make such representation, warranty or statement not misleading).

               (d) The Borrower or any Loan Party shall default in the performance or observance of any covenant contained in ARTICLE VI hereof, other than Section 6.12, or any of the covenants contained in Sections 2.10, 5.01(g)(i), 5.09, 5.10, or 5.12 hereof.

               (e) Any Loan Party shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any other Loan Document and (i) in the case of a default under Section 5.01 hereof (other than as referred to in subsection (g)(i) thereof) such default shall have continued for a period of ten days and (ii) in the case of any other default such default shall have continued for a period of 30 days.

               (f) Any Cross-Default Event shall occur with respect to any Cross-Default Obligation; provided, that if a Cross-Default Event would have occurred with respect to a Cross-Default Obligation but for the grant of a waiver or similar indulgence, a Cross-Default Event shall nevertheless be deemed to have occurred if the Borrower gave or agreed to give any fee or other monetary compensation for such waiver or indulgence. As used herein, "Cross-Default Obligation" shall mean any Indebtedness of the Borrower in excess of $2,000,000 in aggregate principal amount, or commitment of any Person to make a loan or loans to the Borrower in the aggregate principal amount in excess of $2,000,000. As used herein, "Cross-Default Event" with respect to a Cross-Default Obligation shall mean the occurrence of any default, event or condition which causes or which would permit any Person or Persons to cause or which would with the giving of notice or the passage of time or both would permit any Person or Persons to cause all or any part of such Cross-Default Obligation to become due (by acceleration, mandatory prepayment or repurchase, or otherwise) before its otherwise stated maturity or to terminate its commitment to make loans to the Borrower, or failure to pay all or any part of such Cross-Default Obligation at its stated maturity.

               (g) One or more judgments for the payment of money shall have been entered against the Borrower or any other Loan Party, which judgment or judgments exceed $1,000,000 in the aggregate, and such judgment or judgments shall have remained undischarged and unstayed for a period of forty-five consecutive days.

               (h) One or more writs or warrants of attachment, garnishment, execution, distraint or similar process exceeding in value the aggregate amount of $1,000,000 shall have been issued against the Borrower or any other Loan Party or any of their respective properties and shall have remained undischarged and unstayed for a period of forty-five consecutive days.

               (i) Any Governmental Action now or hereafter made by or with any Governmental Authority in connection with any Loan Document is not obtained or shall have ceased to be in full force and effect or shall have been modified or amended or shall have been held to be illegal or invalid, unless the same could not have a Material Adverse Effect.

               (j) An Event of Default pursuant to and as defined in the Existing Credit Agreement shall occur.

               (k) Any Loan Document shall cease to be in full force and effect, or any Loan Party shall, or shall purport to, terminate, repudiate, declare voidable or void or otherwise contest, any Loan Document or any obligation or liability of any Loan Party thereunder.

               (l) The Required Lenders shall have determined in good faith that an event or condition has occurred which could have a Material Adverse Effect.

               (m) Any one or more Pension-Related Events referred to in subsection (a)(ii) or (b) of the definition of "Pension-Related Event" shall have occurred; any one or more Pension-Related Events referred to in subsection (e)(i) of the definition of "Pension-Related Event" shall have occurred and such event shall not have been cured within fifteen days after the occurrence thereof; or any one or more other one or more other Pension-Related Events shall have occurred and the Required Lenders shall determine in good faith (which determination shall be conclusive) that such other Pension-Related Events, individually or in the aggregate, could have a Material Adverse Effect.

               (n) Any one or more of the events or conditions set forth in the following clauses (i) or (ii) shall have occurred in respect of any Loan Party or any of its Environmental Affiliates, and the Required Lenders shall determine in good faith that such events or conditions, individually or in the aggregate, could have a Material Adverse Effect:
        (i) any past or present violation of any Environmental Law by such Person, or (ii) existence of any pending or threatened Environmental Claim against any such Person, or existence of any past or present acts, omissions, events or circumstances that could form the basis of any Environmental Claim against any such Person.

               (o) A Change of Control or a Change of Management shall have occurred.

               (p) Any action or proceeding for the Condemnation (as defined in the Mortgage) of all or a substantial portion of the properties of the Borrower or any member of the Borrower Group shall be commenced and continue undismissed for a period of forty-five days.

               (q) A proceeding shall have been instituted in respect of the Borrower or any other Loan Party:

                      (i) seeking to have an order for relief entered in respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect, or

                      (ii) seeking appointment of a receiver, trustee,
               liquidator, assignee, sequestrator or other custodian for such Person or for all or any substantial part of its property;

        and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed, undischarged and unstayed for a period of sixty consecutive days.

               (r) The Borrower or any other Loan Party shall become insolvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its or his business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 7.01(s)(i) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute or take corporate action authorizing the institution of (or fail to controvert in a timely and appropriate manner) a proceeding described in
        Section 7.01(s)(ii) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its or his property; shall dissolve, wind-up, revoke or forfeit its charter (or other constituent documents) or liquidate itself or any substantial part of its property.

               7.02. Consequences of an Event of Default.

               (a) If an Event of Default under Section 7.01 hereof (other than an Event of Default specified in subsection (q) or (r) thereof) shall occur and be continuing or shall exist, then, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Lenders shall be under no further obligation to make Loans hereunder, and the Agent shall, upon the written request of the Required Lenders, by notice to the Borrower, from time to time do any or all of the following:

               (i) Declare the Commitments terminated, whereupon the Commitments will terminate and any fees hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

               (ii) Declare the unpaid principal amount of any or all of the Loans, interest accrued thereon and all other Obligations to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

               (b) If an Event of Default specified in subsection (s) or (t) of
Section 7.01 hereof shall occur or exist, then, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Commitments shall automatically terminate and the Lenders shall be under no further obligation to make Loans, and the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.


                                  ARTICLE VIII
                                    THE AGENT

               8.01. Appointment. Each Lender Party hereby irrevocably (subject to the second sentence of Section 8.10 hereof) appoints Mellon to act as Agent for such Lender Party under this Agreement and the other Loan Documents. Each Lender Party hereby irrevocably (subject to the second sentence of Section 8.10 hereof) authorizes the Agent to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are expressly delegated to or required of the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Mellon hereby agrees to act as Agent on behalf of the Lender Parties on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 8.10 hereof. Each Lender Party hereby irrevocably authorizes the Agent to execute and deliver each of the Loan Documents and to accept delivery of such of the other Loan Documents as may not require execution by the Agent. Each Lender Party agrees that the rights and remedies granted to the Agent under the Loan Documents shall be exercised exclusively by the Agent, and that no Lender Party shall have any right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

               8.02. General Nature of Agent's Duties. Notwithstanding anything to the contrary elsewhere in this Agreement or in any other Loan Document:

               (a) The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Agent shall be read into this Agreement or any Loan Document or shall otherwise exist.

               (b) The duties and responsibilities of the Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Lender Party.

               (c) The Agent is and shall be solely the agent of the Lender Parties. The Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, the Borrower or any other Person (except only for its relationship as agent for, and its express duties and responsibilities to, the Lender Parties as provided in this Agreement and the other Loan Documents).

               (d) The Agent shall be under no obligation to take any action hereunder or under any other Loan Document if the Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any other Loan Document, or may require the Agent to qualify to do business in any jurisdiction where it is not then so qualified.

               8.03. Exercise of Powers. The Agent shall take any action of the type specified in this Agreement or any other Loan Document as being within the Agent's rights, powers or discretion in accordance with directions from the Required Lenders (or, to the extent this Agreement or such Loan Document expressly requires the direction or consent of some other Person or set of Persons, then instead in accordance with the directions of such other Person or set of Persons). In the absence of such directions, the Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take any such action, except to the extent this Agreement or such Loan Document expressly requires the direction or consent of the Required Lenders (or some other Person or set of Persons), in which case the Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all the Lender Parties. The Agent shall not have any liability to any Person as a result of (x) the Agent acting or refraining from acting in accordance with the directions of the Required Lenders (or other applicable Person or set of Persons), (y) the Agent refraining from acting in the absence of instructions to act from the Required Lenders (or other applicable Person or set of Persons), whether or not the Agent has discretionary power to take such action, or (z) the Agent taking discretionary action it is authorized to take under this Section (subject, in the case of this clause (z), to the provisions of Section 8.04(a) hereof).

               8.04. General Exculpatory Provisions. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

               (a) The Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

               (b) The Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, or received under or in connection with, this Agreement or any other Loan Document, (iii) any failure of any Loan Party or any Lender to perform any of their respective obligations under this Agreement or any other Loan Document, or (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents or otherwise from time to time.

               (c) The Agent shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Loan Party, (ii) the business, operations, condition (financial or otherwise) or prospects of any Loan Party, the Borrower Group or any other Person, or (iii) except to the extent set forth in Section 8.05(f) hereof, the existence of any Event of Default or Potential Default.

               (d) The Agent shall not be under any obligation, either initially or on a continuing basis, to provide any Lender Party with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Agent to such Lender Party.

               8.05. Administration by the Agent.

               (a) The Agent may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Agent shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.

               (b) The Agent may consult with legal counsel (including, without limitation, in-house counsel for the Agent or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Agent shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

               (c) The Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Agent shall deem it necessary or desirable that a matter be proved or established with respect to any Loan Party or any Lender, such matter may be established by a certificate of the Borrower or such Lender, as the case may be, and the Agent may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).

               (d) The Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Agent by reason of taking or continuing to take any such action.

               (e) The Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected and supervised by it with reasonable care.

               (f) The Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default or Potential Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default or Potential Default, and stating that such notice is a "notice of default". If the Agent receives such a notice, the Agent shall give prompt notice thereof to each Lender.

               8.06. Lender Not Relying on Agent or Other Lenders. Each Lender acknowledges as follows: (a) Neither the Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by the Agent or any other Lender shall be deemed to constitute any representation or warranty by the Agent or such other Lender to it. (b) It has, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents. (c) It will, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

               8.07. Indemnification. Each Lender agrees to reimburse and indemnify the Agent and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, reasonable expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Agent or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such other Person as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan, provided that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such other Person, as finally determined by a court of competent jurisdiction. Payments under this Section shall be due and payable on demand, and to the extent that any Lender fails to pay any such amount on demand, such amount shall bear interest for each day from the fifth day after the date of demand until paid (before and after judgment) at a rate per annum (calculated on the basis of a year of 360 days and actual days elapsed) which shall be equal to 2% plus the Federal Funds Effective Rate.

               8.08. Agent in its Individual Capacity. With respect to its Commitments and the Obligations owing to it, the Agent shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lenders," "holders of Notes" and like terms shall include the Agent in its individual capacity as such. The Agent and its affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, and engage in any other business with, the Borrower and any stockholder or affiliate of the Borrower, as though the Agent were not the Agent hereunder.

               8.09. Holders of Notes. The Agent may deem and treat the Lender which is payee of a Note as the owner and holder of such Note for all purposes hereof unless and until a Transfer Supplement with respect to the assignment or transfer thereof shall have been filed with the Agent in accordance with Section
9.14 hereof. Any authority, direction or consent of any Person who at the time of giving such authority, direction or consent is shown in the Register as being a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or of any Note or Notes issued in exchange therefor.

               8.10. Successor Agent. The Agent may resign at any time by giving 30 days' prior written notice thereof to the Lenders and the Borrower. The Agent may be removed by the Required Lenders at any time by giving 30 days' prior written notice thereof to the Agent, the other Lenders and the Borrower. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed and consented to, and shall have accepted such appointment, within 90 days after such notice of resignation or removal, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Each successor Agent shall be a commercial bank or trust company organized, or having a branch or agency organized, under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance by a successor Agent of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Agent, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Agent, such Agent shall be discharged from its duties under this Agreement and the other Loan Documents, but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If and so long as no successor Agent shall have been appointed, then any notice or other communication required or permitted to be given by the Agent shall be sufficiently given if given by the Required Lenders, all notices or other communications required or permitted to be given to the Agent shall be given to each Lender, and all payments to be made to the Agent shall be made directly to the Borrower or Lender for whose account such payment is made.

               8.11. Additional Agents. If the Agent shall from time to time deem it necessary or advisable, for its own protection in the performance of its duties hereunder or in the interest of the Lender Parties, the Agent and the Borrower shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the opinion of the Agent, to constitute another commercial bank or trust company, or one or more other Persons approved by the Agent, to act as co-agent, with such powers of the Agent as may be provided in such supplemental agreement, and to vest in such bank, trust company or Person as such co-Agent, any properties, rights, powers, privileges and duties of the Agent under this Agreement or any other Loan Document.

               8.12. Calculations. The Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender Party to whom payment was due but not made shall be to recover from the other Lender Parties any payment in excess of the amount to which they are determined to be entitled or, if the amount due was not paid by the Borrower, to recover such amount from the Borrower.

               8.13. Funding by Agent. Unless the Agent shall have been notified in writing by any Lender not later than 4:00 p.m., Pittsburgh time, on the day before the day on which Loans are requested by the Borrower to be made that (or, if the request for a Loan is made by the Borrower on the date such Loan is to be made, then not later than 11:00 a.m. on such day.) such Lender will not make its ratable share of such Loans, the Agent may assume that such Lender will make its ratable share of the Loans, and in reliance upon such assumption the Agent may (but in no circumstances shall be required to) make available to the Borrower a corresponding amount. If and to the extent that any Lender fails to make such payment to the Agent on such date, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, the Borrower shall pay such amount on demand), together with interest, for the Agent's own account, for each day from and including the date of the Agent's payment to and including the date of repayment to the Agent (before and after judgment) at the rate or rates per annum set forth below. All payments to the Agent under this Section shall be made to the Agent at its Office in Dollars in funds immediately available at such Office, without set-off, withholding, counterclaim or other deduction of any nature. If funds deliverable by any Lender to the Agent or by the Agent to any Lender are not made available when required hereunder, the party which has not made such funds available shall pay interest to the other at the Federal Funds Effective Rate for the first three days such funds are not made available and 2% in excess of the Federal Funds Effective Rate thereafter.


                                   ARTICLE IX
                                  MISCELLANEOUS

               9.01. Holidays. Whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

               9.02. Records. The unpaid principal amount of the Loans owing to each Lender, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, each Lender's Unborrowed Committed Amount and the accrued and unpaid Commitment Fees shall at all times be ascertained from the records of the Agent, which shall be conclusive absent manifest error.

               9.03. Amendments and Waivers. Neither this Agreement nor any Loan Document may be amended, modified or supplemented except in accordance with the provisions of this Section. The Agent, the Borrower and, if applicable, any other Loan Party may from time to time amend, modify or supplement the provisions of this Agreement or any other Loan Document for the purpose of amending, adding to, or waiving any provisions thereof, or changing in any manner the rights and duties of the Borrower or any Lender Party thereunder. Any such amendment, modification, waiver or supplement made by Borrower and the Agent in accordance with the provisions of this Section shall be binding upon the Borrower, each Loan Party and each Lender Party. The Agent shall enter into such amendments, modifications or supplements from time to time as directed by the Required Lenders, and only as so directed, provided, that no such amendment, modification or supplement may be made which will:

               (a) Increase the Unborrowed Committed Amount of any Lender over the amount thereof then in effect without the consent of all Lenders, or extend the Maturity Date or the Commitment Period End Date without the written consent of each Lender affected thereby without the consent of all the Lenders or;

               (b) Reduce the principal amount of or extend the scheduled final maturity or time for any scheduled payment of principal of any Loan, or reduce or increase the rate of interest or extend or reduce the time for payment of interest borne by any Loan, or reduce or postpone the date for payment of any fees, expenses, indemnities or amounts payable under any Loan Document, without the written consent of each Lender Party affected thereby;

               (c) Change the definition of "Required Lenders" or amend this
        Section 9.03, without the written consent of all the Lenders;

               (d) Amend or waive any of the provisions of ARTICLE VIII hereof, or impose additional duties upon the Agent or otherwise adversely affect the rights, interests or obligations of the Agent, without the written consent of the Agent;

               (e) Release any Guaranty Equivalent, without the written consent of all the Lenders; or

               (h) Change any requirement for the consent of all Lenders without the written consent of all Lenders; or

and provided further, that Transfer Supplements may be entered into in the manner provided in Section 9.14 hereof. Any such amendment, modification or supplement must be in writing and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

               9.04. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Agent or any Lender Party in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Agent and the Lender Parties under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which the Agent or any Lender Party would otherwise have hereunder or thereunder, at law, in equity or otherwise.

               9.05. Notices.

               (a) Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively "notices") under this Agreement or any Loan Document shall be in writing (including telexed and telecopied communication) and shall be sent by first-class mail, or by nationally-recognized overnight courier, or by telex or telecopier (with confirmation in writing mailed first-class or sent by such an overnight courier), or by personal delivery. All notices shall be sent to the applicable party at the address stated on the signature pages hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Any such properly given notice to the Agent or any Lender Party shall be effective when received. Any such properly given notice to the Borrower shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of telex or telecopy communication, one Business Day after delivery to a nationally-recognized overnight courier, or three Business Days after deposit in the mail.

               (b) Any Lender Party giving any notice to the Borrower or any other party to a Loan Document shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of the receipt by it of any such notice.

               (c) The Agent and each Lender Party may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the Borrower, and neither the Agent nor any Lender Party shall have any duty to verify the identity or authority of any Person giving such notice.

               9.06. Expenses; Taxes; Indemnity.

               (a) The Borrower agrees to pay or cause to be paid and to save the Agent, and each of the Lender Parties harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel, including local counsel (but not separate counsel for any Lender other than Mellon in connection with clause (i) below), auditors, consulting engineers, appraisers, and all other professional, accounting, evaluation and consulting costs) incurred by the Agent or any Lender from time to time arising from or relating to (i) the administration and performance of this Agreement and the other Loan Documents (including but not limited to collateral management fees and expenses of field examinations and periodic commercial finance audits of the Borrower),
(ii) any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any Loan Document, and (iii) the enforcement or preservation of rights under this Agreement or any Loan Document (including but not limited to any such costs or expenses arising from or relating to (A) collection or enforcement of an outstanding Loan or any other amount owing hereunder or thereunder by the Agent or any Lender Party, and (B) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the Loan Documents).

               (b) The Borrower hereby agrees to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter determined by the Agent or any Lender Parties to be payable in connection with this Agreement or any other Loan Documents or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and the Borrower agrees to save the Agent and each Lender Party harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions.

               (c) The Borrower hereby agrees to reimburse and indemnify each of the Indemnified Parties from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, this Agreement or any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan (and without in any way limiting the generality of the foregoing, including any violation or breach of any Environmental Law or any other Law by any Loan Party or any of its Environmental Affiliates; any Environmental Claim arising out of the management, use, control, ownership or operation of property by any of such Persons, including all on-site and off-site activities involving Environmental Concern Materials; or any exercise by the Agent or any Lender Party of any of its rights or remedies under this Agreement or any other Loan Document; any breach of any representation or warranty, covenant or agreement of any Loan Party); but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements to the extent resulting from the gross negligence or willful misconduct of such Indemnified Party, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Borrower under this subsection (c), or any other indemnification obligation of the Borrower hereunder or under any other Loan Document, are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

               9.07. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

               9.08. Prior Understandings. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

               9.09. Duration; Survival. All representations and warranties of the Borrower and each other Loan Party contained herein or in any other in the Loan Document or made in connection herewith or therewith shall survive the making of, and shall not be waived by the execution and delivery, of this Agreement or any other Loan Document, any investigation by or knowledge of the Agent or any Lender Party, the making of any Loan or any other event or condition whatever. All covenants and agreements of the Borrower and each other Loan Party contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow hereunder and until payment in full of all Obligations. Without limitation, all obligations of the Borrower hereunder or under any other Loan Document to make payments to or indemnify the Agent or any Lender shall survive the payment in full of all other Obligations, termination of the Borrower's right to borrow hereunder, and all other events and conditions whatever. In addition, all obligations of each Lender to make payments to or indemnify the Agent shall survive the payment in full by the Borrower of all Obligations, termination of the Borrower's right to borrow hereunder, and all other events or conditions whatever.

               9.10. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

               9.11. Limitation on Payments. The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Borrower shall not be required to make any payment to or for the account of any Lender, and each Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by such Lender.

               9.12. Set-Off. The Borrower hereby agrees that, to the fullest extent permitted by law, if an Event of Default shall have occurred and be continuing or shall exist and if any Obligation of the Borrower shall be due and payable (by acceleration or otherwise), each Lender Party shall have the right, without notice to the Borrower, to set-off against and to appropriate and apply to such Obligation any indebtedness, liability or obligation of any nature owing to the Borrower by such Lender Party, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit, and including without limitation accounts in foreign currencies) now or hereafter maintained by the Borrower with such Lender Party. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not such Lender Party or any other Person shall have given notice or made any demand to the Borrower or any other Person, whether such indebtedness, obligation or liability owed to the Borrower is contingent, absolute, matured or unmatured (it being agreed that such Lender Party may deem such indebtedness, obligation or liability to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender Party or any other Person. The Borrower hereby agrees that, to the fullest extent permitted by law, any Participant and any branch, subsidiary or affiliate of any Lender Party or any Participant shall have the same rights of set-off as a Lender Party as provided in this Section (regardless of whether such Participant, branch, subsidiary or affiliate would otherwise be deemed in privity with or a direct creditor of the Borrower). The rights provided by this Section are in addition to all other rights of set-off and banker's lien and all other rights and remedies which any Lender Party (or any such Participant, branch, subsidiary or affiliate) may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise, and nothing in this Agreement or any Loan Document shall be deemed a waiver or prohibition of or restriction on the rights of set-off or bankers' lien of any such Person.

               9.13. Sharing of Collections. The Lenders hereby agree among themselves that if any Lender shall receive (by voluntary payment, realization upon security, set-off or from any other source) any amount on account of the Loans, interest thereon, or any other Obligation contemplated by this Agreement or the other Loan Documents to be made by the Borrower pro rata to the Lenders in greater proportion than any such amount received by any other applicable Lender, then the Lender receiving such proportionately greater payment shall notify each other Lender and the Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section so that, in effect, all such excess amounts will be shared ratably among all of the applicable Lenders. The Lender receiving such excess amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such excess amount) for cash from the other applicable Lenders a participation in the applicable Obligations owed to such other Lenders in such amount as shall result in a ratable sharing by all applicable Lenders of such excess amount (and to such extent the receiving Lender shall be a Participant). If all or any portion of such excess amount is thereafter recovered from the Lender making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Lender making such purchase. The Borrower hereby consents to and confirms the foregoing arrangements. Each Participant shall be bound by this Section as fully as if it were a Lender hereunder.

               9.14. Successors and Assigns; Participations; Assignments.

               (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender Parties, all future holders of the Notes, the Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder or interests herein without the prior written consent of all the Lenders and the Agent, and any purported assignment without such consent shall be void. Each of Mellon and Kreditanstalt fur Wiederaufbau will give the other notice of any participation it grants or assignment it makes under Section 9.14(b) or (c) hereof.

               (b) Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time sell participations to one or more commercial banks or other Persons (each a "Participant") in a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans owing to it and any Note held by it); provided, that

               (i) any such participation sold to a Participant which is not a Lender, an affiliate of a Lender or a Federal Reserve Bank shall be made only with the consent (which in each case shall not be unreasonably withheld) of the Borrower and the Agent, unless an Event of Default has occurred and is continuing, in which case the consent of the Borrower shall not be required,

               (ii) any such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged,

               (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

               (iv) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents,

               (v) such Participant shall be bound by the provisions of Section
        9.13 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound,

               (vi) no Participant (unless such Participant is an affiliate of such Lender, or is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant's consent, take action of the type described in subsections (a), (b), (c) or (e) of Section 9.03 hereof, and

               (vii) a Participant shall have the right to vote regarding amendments to this Agreement only in connection with amendments which effect changes in the amount of principal, interest rates, fees, and maturity.

The Borrower agrees that any such Participant shall be entitled to the benefits of Sections 2.13, 2.14, and 9.06 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no such Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred to such Participant had no such transfer occurred.

               (c) Assignments. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or any portion of its Commitments and Loans owing to it and any Note held by it) to any Lender, any affiliate of a Lender or to one or more additional commercial banks or other Persons (each a "Purchasing Lender"); provided, that

               (i) any such assignment to a Purchasing Lender which is not a Lender or an affiliate of a Lender shall be made only with the consent (which in each case shall not be unreasonably withheld) of the Borrower, the Agent, unless an Event of Default has occurred and is continuing or exists, in which case the consent of the Borrower shall not be required,

               (ii) if a Lender makes such an assignment of less than all of its then remaining rights and obligations under this Agreement and the other Loan Documents, such assignment shall be in a minimum aggregate principal amount of $5,000,000 of the Commitments and Loans then outstanding,

               (iii) each such assignment shall be of a constant, and not a varying, percentage of each Commitment of the transferor Lender and of all of the transferor Lender's rights and obligations under this Agreement and the other Loan Documents;

               (iv) each such assignment shall be made pursuant to a Transfer Supplement in substantially the form of Exhibit C to this Agreement, duly completed (a "Transfer Supplement").

In order to effect any such assignment, the transferor Lender and the Purchasing Lender shall execute and deliver to the Agent a duly completed Transfer Supplement (including the consents required by clause (i) of the preceding sentence) with respect to such assignment, together with any Note or Notes subject to such assignment (the "Transferor Lender Notes") and a processing and recording fee of $2,500; and, upon receipt thereof, the Agent shall accept such Transfer Supplement. Upon receipt of the Purchase Price Receipt Notice pursuant to such Transfer Supplement, the Agent shall record such acceptance in the Register. Upon such execution, delivery, acceptance and recording, from and after the close of business at the Agent's Office on the Transfer Effective Date specified in such Transfer Supplement

               (x) the Purchasing Lender shall be a party hereto and, to the extent provided in such Transfer Supplement, shall have the rights and obligations of a Lender hereunder, and

               (y) the transferor Lender thereunder shall be released from its obligations under this Agreement to the extent so transferred (and, in the case of an Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party to this Agreement) from and after the Transfer Effective Date.

On or prior to the Transfer Effective Date specified in an Transfer Supplement, the Borrower, at its expense, shall execute and deliver to the Agent (for delivery to the Purchasing Lender) new Notes evidencing such Purchasing Lender's assigned Commitments or Loans and (for delivery to the transferor Lender) replacement Notes in the principal amount of the Loans or Commitments retained by the transferor Lender (such Notes to be in exchange for, but not in payment of, those Notes then held by such transferor Lender). Each such Note shall be dated the date and be substantially in the form of the predecessor Note. The Agent shall mark the predecessor Notes "exchanged" and deliver them to the Borrower. Accrued interest and accrued fees shall be paid to the Purchasing Lender at the same time or times provided in the predecessor Notes and this Agreement.

               (d) Register. The Agent shall maintain at its office a copy of each Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error and the Borrower, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of the Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (e) Financial and Other Information. The Borrower authorizes the Agent and each Lender to disclose to any Participant or Purchasing Lender (each, a "transferee") and any prospective transferee any and all financial and other information in such Person's possession concerning the Borrower, any Loan Party and their affiliates which has been or may be delivered to such Person by or on behalf of the Borrower in connection with this Agreement or any other Loan Document or such Person's credit evaluation of the Borrower and affiliates. At the request of any Lender, the Borrower, at the Borrower's expense, shall provide to each prospective transferee the conformed copies of documents referred to in Section 4 of the form of Transfer Supplement.

               9.15. Confidentiality. Each of the Agent and the Lenders agree to keep confidential any information relating to the Borrower received by it pursuant to or in connection with this Agreement which is (a) trade information which the Agent and the Lenders reasonably expect that the Borrower would want to keep confidential, (b) technical information with respect to the Borrower's equipment or operations,
(c) information contained in the contracts described in Schedule 9.15 hereto,
(d) financial or environmental information or (e) information which is clearly marked "CONFIDENTIAL"; provided, however, that this Section 9.15 shall not be construed to prevent the Agent or any Lender from disclosing such information
(i) to any Affiliate that shall agree to be bound by this obligation of confidentiality, (ii) upon the order of any court or administrative agency of competent jurisdiction, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Agent or such Lender (whether or not such request or demand has the force of law), (iv) that has been publicly disclosed, other than from a breach of this provision by the Agent or any Lender, (v) that has been obtained from any person that is neither a party to this Agreement nor an Affiliate of any such party, (vi) in connection with the exercise of any right or remedy hereunder or under any other Loan Document,
(vii) as expressly contemplated by this Agreement or any other Loan Document or
(viii) to any prospective purchaser of all or any part of the interest of any Lender which shall agree to be bound by the obligation of confidentiality in this Agreement or the other Loan Documents if such prospective purchaser is a financial institution or has been consented to by the Borrower, which consent will not be withheld if such purchaser is not a competitor of the Borrower or an Affiliate of a competitor of the Borrower.

               9.16. Governing Law; Submission to Jurisdiction: Waiver of Jury Trial; Limitation of Liability.

               (a) Governing Law. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

               (b) Certain Waivers. THE BORROWER HEREBY IRREVOCABLY AND
UNCONDITIONALLY:

               (i) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA OR NEW YORK COUNTY, NEW YORK, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND TO THE FULLEST EXTENT PERMITTED BY LAW AGREES THAT IT WILL NOT BRING ANY RELATED LITIGATION IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER PARTY TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);

               (ii) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE BORROWER;

               (iii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 9.05 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

               (iv) WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED LITIGATION.

               (c) Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY THE BORROWER AGAINST THE AGENT, ANY LENDER PARTY OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF ANY OF THEM FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR. THIS PARAGRAPH (C) SHALL NOT LIMIT ANY RIGHTS OF THE BORROWER ARISING SOLELY OUT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.








                      [This Space Intentionally Left Blank]

               IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

                                            STEEL DYNAMICS, INC.


                                            By
                                              ----------------------------------
                                               Title:

                                        MELLON BANK, N.A., as Lender, as Agent
                                          and as an Arranger


                                        By
                                          --------------------------------------
                                            Title:

                                        Initial Unborrowed
                                        Committed Amount: $22,500,000.00

                                        Commitment Percentage: 45.00%


                                        Address for Notices:

                                            One Mellon Bank Center
                                            Pittsburgh, PA 15258-0001

                                            Attn:     Roger Stanier
                                            Telephone:        412-234-2347
                                            Telecopier:       412-234-8888

                                        KREDITANSTALT FUR WIEDERAUFBAU, as
                                          Lender and as an Arranger


                                        By
                                          --------------------------------------
                                            Title:


                                        By
                                          --------------------------------------
                                            Title:

                                        Initial Unborrowed
                                        Committed Amount: $22,500,000.00

                                        Commitment Percentage: 45%

                                        Address for Notices:

                                            Palmengartenstrasse 5-9
                                            60325 Frankfurt am Main Germany

                                            Attn:
                                            Telephone:
                                            Telecopier:

                                        THE HUNTINGTON NATIONAL BANK


                                        By
                                          --------------------------------------
                                            Title:

                                        Initial Unborrowed
                                        Committed Amount: $5,000,000.00

                                        Commitment Percentage: 10.00%


                                        Address for Notices:

                                           201 North Illinois Street, Suite 1800
                                           Indianapolis, IN 46204

                                           Attn:     Angela Cecil
                                           Telephone:        317-237-2580
                                           Telecopier:       317-237-2505

                                  SCHEDULE 3.14

                               Partnerships, Etc.


                                                                          Percentage of
                                                                         Equity Interests
                                                                        Owned by Borrower

New Millennium Building Systems, LLC                                          46%
Paragon Steel Enterprises, LLC                                                25%
Omni Dynamic Aviation, LLC                                                    40%

                                        SCHEDULE  3.16


1. Borrower has been sued in a total of eight separate but related lawsuits (one of which is a duplicative filing), in either state or federal courts in California, New York, New Jersey, Minnesota, Connecticut and Illinois, by various institutional investors which purchased certain high risk notes or "junk bonds" (herein the "Notes") issued in March 1998 by two affiliates of Nakornthai Strip Mill Public Company, Limited, or "NSM," a Thailand owner and operator of a steel mini-mill project that is currently shut down, as part of a U.S. $452 million financing underwritten and sold to these and other institutional investors in a non-registered "Rule 144A" offering by NatWest Capital Markets Limited, McDonald & Company Securities, Inc., PaineWebber Incorporated and ECT Securities Corp.

      The eight pending lawsuits include Farallon Capital Partners, LP, et al v. Gleacher & Co., Inc., et al filed in the Superior Court of the State of California for the County of Los Angeles - Central District in August 1999 as Case No. BC 215260 (involving a $33 million claim); Merrill Lynch Global Allocation Fund, Inc., et al v. Natwest Finance, Inc., et al filed in the Superior Court of New Jersey, Law Division - Middlesex County, as Case No. MID-L-8457-99 in September 1999 (involving an $85 million claim), which also names a number of individuals as defendants, including Borrower's president, Keith E. Busse; a duplicative lawsuit covering approximately half of the claims in the Merrill Lynch New Jersey lawsuit, filed in the Superior Court for the Judicial District of Fairfield at Bridgeport, Connecticut, also in September 1999, under the caption Turnberry Capital Partners, LP, et al v. Natwest Finance, Inc. et al, which Borrower anticipates will either be dismissed in its entirety or, if it proceeds, would transfer $42 million of the Merrill Lynch claims to Turnberry and would reduce the claim in the Merrill Lynch New Jersey litigation to $43 million; Zuri-Invest AG v. Nat West Finance, Inc., et al, filed in the United States District Court for the District of Minnesota, Fourth Division, as Civil File No. 99-CV-1452 DWF/AJB in September 1999 (involving an approximate $2 million claim); IDS Bond Fund, Inc., et al v. Gleacher Natwest, Inc., et al, also filed in the United States District Court for the District of Minnesota, Fourth Division, as Civil File No. 99-116 MJD/JGL (involving a $62 million claim); Gabriel Capital, LP, et al v. Natwest Finance, Inc., et al, filed in the United States District Court for the Southern District of New York in October 1999 as Cause No. 99-CV-10488 (SAS) (involving an approximate $15 million claim); Legg Mason Income Trust, Inc., et al v. Gleacher & Co., Inc., et al, filed in October 1999 in the Superior Court of the State of California for the County of Los Angeles - Central District as Case No. BC 218294 (a $5 million claim); and Kemper High Yield Series - Kemper High Yield Fund, et al v. Gleacher Natwest, Inc., et al, filed November 24, 1999 in the Circuit Court of Cook County, Illinois as Cause No. 99L13363 (a $42 million claim).

      Although Borrower was neither an issuer nor a guarantor of the Notes, nor was Borrower an underwriter or seller of these Notes, and while Borrower's only relationship to the NSM mini-mill project was to have been as a technical and operational advisor and consultant from and after the close of the financing, Borrower has nonetheless been named as a defendant in each of the cases on the basis of a combination of various state or federal statutory and common law claims that posit that the plaintiffs were misled into purchasing and overpaying for the Notes by reason of numerous alleged misrepresentations or omissions in the offering documents, or as a result of statements allegedly made at one or more of the

      "road shows" in connection with the offering. According to the plaintiffs' allegations, they assert, in general, that various misrepresentations or omissions in the written offering materials (none of which were authored by Borrower) or in statements alleged to have been made at or in connection with one or more of the road show presentations at which a representative of Borrower was present, implied either that Borrower endorsed the project's operational and financial soundness, or the accuracy of all or certain portions of the offering material statements, or that Borrower's involvement in the project, even as advisors and consultants, imposed a duty on Borrower's part to have conducted extensive, pre-offering "due diligence" with an accompanying duty to warn investors. Borrower's two advisory and technical assistance agreements in fact expressly negated such role.

      In addition, Borrower was not noted in NSM's Offering Memorandum as an expert for the purpose of rendering any kind of report on or evaluation of the technical or operational status of the NSM mini-mill project.

      Borrower does not believe that it has any liability to these plaintiffs or to any other Note purchaser in connection with the NSM transaction and intends to vigorously defend itself in these lawsuits. Borrower believes that the plaintiffs in these lawsuits have mischaracterized Borrower's entire role and relationship to the NSM project and that there is nothing that supports the plaintiffs' complaint allegations against Borrower, either factually or legally.



2. There is also a peripheral lawsuit pending in the Court of Common Pleas of Cuyahoga County (Cleveland) Ohio, as Case No. 385421, in which John W. Schultes, the former president and chief executive officer of NSM, has sued both McDonald and Borrower for damages "in excess of $25,000," alleging that Borrower bears contractual responsibility for causing his termination of employment and that Borrower slandered his reputation. Borrower believes that Mr. Schultes' claim is completely without merit